UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BALCHEM CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023
Proxy Statement
& Notice of Annual Meeting

balchem
Solve Today. Shape Tomorrow.

LETTER TO SHAREHOLDERS
April 28, 2023
Dear Fellow Shareholders:
I am pleased to invite you to join us for Balchem Corporation’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”), which will take place on June 22, 2023, at 9:00 a.m. Eastern Daylight Time.
Our Annual Meeting will once again be a virtual meeting. It will be conducted via live webcast, and shareholders may attend online by logging in at www.virtualshareholdermeeting.com/BCPC2023. Using this website, you will be able to listen, vote, and submit questions.
It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the Annual Meeting, we urge you to authorize a proxy as promptly as possible — by Internet, telephone, or mail — so that your shares will be voted at the Annual Meeting. Instructions for voting are contained in the Notice Regarding the Availability of Proxy Materials, and on page 74 of the attached Proxy Statement.
At the Annual Meeting we ask for your vote to:
•	Elect one Class 3 director to the Board of Directors to serve until the 2026 annual meeting;
•	Ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•	Provide advisory approval on the compensation of our named executive officers (“Say-on-Pay”);
•	Provide an advisory vote on the frequency of holding a “Say-on-Pay” vote;
•	Approve the Amended and Restated 2017 Omnibus Incentive Plan; and
•	Transact such other business as may properly come before the Annual Meeting.
The Board of Directors unanimously recommends that you vote FOR the director nominee listed in the attached Proxy Statement, FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, FOR the advisory approval of our named executive officer compensation, ONE YEAR on the frequency of holding a “Say-on-Pay” vote, and FOR the approval of the Amended and Restated 2017 Omnibus Incentive Plan, all as disclosed in the attached Proxy Statement.
I would like to thank the Board of Directors for their contributions to Balchem. Our Board is intimately involved in the development and implementation of our strategy and remains focused on risk oversight and corporate governance. The Board plays a critical and active role in our success and ultimately delivering shareholder value.
In 2022, we continued to maneuver through a very challenging macro-economic and geo-political environment with significant inflationary pressures, rising interest rates, supply chain inefficiencies, and labor shortages. Despite these challenges, we were able to deliver healthy year over year growth and record financial results while continuing to advance our key strategic growth initiatives.
In the year, the Board oversaw the strategic acquisitions of Kappa Bioscience AS and Bergstrom Nutrition. The addition of specialty vitamin K2 and methyl-sulfonyl-methane, or MSM, to our product portfolio will undoubtedly enhance our ability to provide innovative solutions for the health and nutritional needs of the world going forward.
With the support of the Board, Balchem also progressed our Environmental, Social, and Governance (“ESG”) initiatives in 2022. Balchem continued to advance our sustainability reporting in alignment with widely accepted ESG reporting frameworks, detailing our Corporate Social Responsibility efforts, which are fully integrated into our business strategy. We remain focused on our priority ESG metrics and furthering our progress towards achieving our 2030 goals to reduce both greenhouse gas emissions and water usage by 25%, on an absolute basis from a 2020 baseline. In 2022, we exceeded our 2030 greenhouse emissions reduction goal and achieved a combined scope 1 and scope 2 greenhouse gas reduction of 27%. This puts us in a position to execute on our strategic growth plans and achieve our 2030 25% absolute reduction target. Additionally, Balchem consumed slightly less than 4 million cubic meters of water in 2022, a level 1% below our 2020 baseline, and 5% below our 2021 results. As we work to implement intensive water reuse and recycling projects, such as cooling towers, we are also implementing other efficiency improvements. We are excited to see a trend of improvements in our absolute water usage result from these initiatives. The combination of these planned efficiencies and significant changes in our use of process water will ensure that we achieve our 2030 goal.
Beginning in 2022, our Compensation Committee included an ESG based modifier to senior management’s annual incentive-based compensation to emphasize the importance of progress on our ESG initiatives. The +/- 10% modifier is designed to enhance or reduce the cash-based incentive compensation results, dependent on assessed progress relative to the Board’s expectations.
Additionally, in 2022 Balchem was named one of America’s Most Responsible Companies by Newsweek magazine for the third consecutive year. This list, compiled by Newsweek in partnership with Statista Inc., recognizes the most responsible companies in the U.S. across a variety of industries.
Balchem’s Sustainability Report, the Governance Committee Charter, and the Corporate Governance Guidelines may all be accessed at www.balchem.com
Thank you for your continued support of Balchem and I look forward to our Annual Meeting.
Sincerely,

Theodore L. “Ted” Harris
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of SHAREHOLDERS for Balchem Corporation
DATE AND TIME:	Thursday, June 22, 2023, 9:00 a.m., Eastern Daylight Time (“EDT”)

PLACE:	Online, at www.virtualshareholdermeeting.com/BCPC2023

ITEMS OF BUSINESS:	1.
Election of one Class 3 director nominee to the Board of Directors of Balchem Corporation (“Balchem” or the “Company”) to serve until the 2026 Annual Meeting of Shareholders and until his successor is duly elected and qualified;

	2.	Ratification of the appointment of RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
	3.	Advisory approval of the compensation of the Company’s named executive officers (“Say-on-Pay”); and
	4.	Advisory vote on the frequency of holding a “Say-on-Pay” vote (“Say-on-Frequency”)
	5.	Approval of the Amended and Restated 2017 Omnibus Incentive Plan
	6.	To transact such other business as may properly come before the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) or any postponement or adjournment thereof.

WHO CAN VOTE:	Shareholders of record at the close of business on April 24, 2023.

HOW TO VOTE:
Shareholders who receive a printed copy of this Proxy Statement and who do not expect to attend the Meeting are requested to complete, date and sign the enclosed Proxy Card and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Shareholders may also submit a Proxy Card over the Internet, at www.proxyvote.com, or by phone. You will need to input the 16-digit control number located on the Proxy Card or Notice of Availability of Proxy Materials if you are submitting a Proxy Card over the Internet or by phone.

If you hold your shares through a broker, bank or other nominee, please follow the instructions on the voting instruction form that you should receive from your broker, bank or other nominee.

2022 ANNUAL REPORT AND DATE OF DISTRIBUTION:
For more complete information, please review the Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), a copy of which accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement. This Notice of Annual Meeting of Shareholders and Proxy Statement and the Annual Report are first being made available or mailed to shareholders on or about April 28, 2023.

By order of the Board of Directors,

Hatsuki Miyata
April 28, 2023	General Counsel and Secretary

About Balchem
Balchem is committed to making the world a healthier place by delivering trusted, innovative, and science-based solutions for the health and nutritional needs of the world. Balchem employs approximately 1,400 employees worldwide who provide the service, quality, and technology that enables our customers to win with their customers. We have built a reputation for delivering results to all of our stakeholders. Founded in 1967, Balchem, a Maryland corporation, became a publicly-traded company in 1970 and is listed on Nasdaq under the symbol “BCPC.” Our corporate headquarters is located in Montvale, New Jersey, and we have a broad network of sales offices, manufacturing sites, and R&D centers, primarily located in the U.S. and Europe.
The Company consists of three business segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
Balchem solves today, shapes tomorrow.
Human Nutrition and Health
Balchem Human Nutrition and Health is a global leader in the essential nutrient choline, vitamin K2, chelated minerals, and microencapsulation technologies with strong positions in powder, flavor and cereal system formulation. Food or beverage, supplement or pharmaceutical, our Human Nutrition and Health business segment provides ready-made and custom nutrients, vitamins, ingredients, systems, and products that enable our customers to create better finished goods that improve all aspects of life. As the human nutrition space continues to evolve, our capabilities grow, allowing us to deliver scientifically proven health benefits and fantastic taste in applications from infant formulas to performance shakes and functional foods.
Animal Nutrition and Health
Balchem Animal Nutrition and Health is a global leader in choline production, nutrient encapsulation, chelated minerals, and functional ingredients. With a growing portfolio of products and a dedication to innovation and industry sustainability, Balchem Animal Nutrition and Health is leading the charge to meet the nutritional needs of ruminants, swine, poultry, and companion animals.
Specialty Products
Our Specialty Products business segment specializes in re-packaging and worldwide distribution of performance gases for use in the sterilization of medical devices, fumigation of nuts and spices, refrigeration, metal hardening, and other industrial applications. We have the packaging and distribution know-how to ensure the safe delivery of these products in returnable, reusable, environmentally safe containers. Our Plant Nutrition business unit, included in Specialty Products, provides highly bioavailable foliar applied chelated minerals and other specialty micronutrients under the trade name Metalosate® to the agricultural market.
Forward-Looking Information
Certain statements in this Proxy Statement, other than purely historical information, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. We generally use the words “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “would,” “will be,” “will continue,” “will likely result,” “estimate,” “project,” “forecast,” “outlook,” “strategy,” “future,” “opportunity,” “may,” “should,” or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and factors that could cause our results to differ materially from our expectations and beliefs include, but are not limited to, those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.
No Incorporation by Reference
Website references throughout this Proxy Statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Proxy Statement.

PROXY STATEMENT OF BALCHEM CORPORATION
Meeting Agenda and Recommendations
This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Balchem to be voted at the Annual Meeting on June 22, 2023 at 9:00 a.m. EDT and at any adjournment or postponement thereof.
Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. Shareholders may only participate online by logging into www.virtualshareholdermeeting.com/BCPC2023 beginning at 8:45 a.m. EDT.
This Proxy Statement, Proxy Card and Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) are expected to be sent to shareholders beginning on or about April 28, 2023.
The Board of Directors has fixed the close of business on April 24, 2023 as the record date (the “Record Date”) to determine which shareholders are entitled to receive notice and to vote at the Annual Meeting. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:
Proposal		Recommendation	Voting Standard*	Page
1	The election of one Class 3 director nominee to the Board of Directors to serve until the Annual Meeting of Shareholders in 2026 and until his successor is duly elected and qualified.	FOR each nominee	Majority present and entitled to vote.	10
2	The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR	Majority present and entitled to vote.	18
3	Advisory approval of the compensation of the Company’s named executive officers	FOR	Majority present and entitled to vote.	19
4	Advisory vote on whether “Say-on-Pay” should occur every one, two or three years	FOR	Majority present and entitled to vote	20
5	Approval of the Amended and Restated 2017 Omnibus Incentive Plan	FOR	Majority present and entitled to vote	21
*	For all proposals, you have the choice to vote “FOR”, “AGAINST” or “ABSTAIN.”
Casting Your Vote
Please provide your proxy by Internet, phone, or by filling in, signing, dating and promptly mailing your Proxy Card or voting instruction form.
By Internet:	By Phone:	By Mail:
www.proxyvote.com	1-800-690-6903 (toll free within U.S. and Canada)	Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/BCPC2023 and enter the 16-digit control number included on your Proxy Card or Notice of Internet Availability.

QUESTIONS AND ANSWERS ABOUT THE BALCHEM ANNUAL MEETING
Why did I receive these materials?
Our Board is soliciting proxies to be voted at the Annual Meeting on June 22, 2023. To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/BCPC2023 and enter the 16-digit control number included on your Proxy Card or Notice of Internet Availability. You may begin to log into the virtual meeting platform (the “Meeting Platform”) at 8:45 a.m. EDT on June 22, 2023. The Annual Meeting will begin promptly at 9:00 a.m. EDT on June 22, 2023.
How are these materials being distributed?
On or about April 28, 2023, we began mailing this Proxy Statement and a Proxy Card or a Notice of Internet Availability to our shareholders of record as of the close of business on April 24, 2023 and posted our proxy materials for shareholder access at www.proxyvote.com. As more fully described in the Notice of Internet Availability, shareholders may also request printed proxy materials. The Notice of Internet Availability and website also provide information regarding how you may request proxy materials in printed or electronic form on an ongoing basis.
Why am I getting these materials from my broker, bank or other nominee, and not directly from Balchem?
If you hold your shares through a broker, bank or other nominee, you will receive either the Notice of Internet Availability or printed proxy materials from that entity, as required by SEC rules.
What is the difference between a “shareholder of record” and a “beneficial shareholder”?
If your shares are registered in your name on the books and records of our transfer agent, Broadridge Corporate Issuer Solutions, you are a shareholder of record. If your shares are held for you in the name of your broker, bank or other nominee, you are a beneficial shareholder and it is commonly said that your shares are held in “street name.”
Who is entitled to vote at the Annual Meeting?
Shareholders of record as of the Record Date will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of April 24, 2023, there were 32,227,733 outstanding shares of our Common Stock. Each share of our Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting.
How do I vote my shares online at the Annual Meeting?
Shareholders as of the Record Date may vote and submit questions while attending the Annual Meeting online. Shares held in your name as the shareholder of record or beneficially in street name may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/BCPC2023 during the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, on your proxy card or the instructions that accompanied your proxy materials in order to be able to vote and enter the meeting. You will be able to submit questions during the meeting by typing your question into the “ask a question” box on the meeting page. If you encounter any technical difficulties with the Meeting Platform on the Annual Meeting day, please call the technical support number that will be posted on the Meeting Platform. Technical support will be available starting at 8:30 a.m. EDT on June 22, 2023 and will remain available until thirty minutes after the Annual Meeting has finished.
Even if you plan to attend the Annual Meeting, we encourage you to authorize your voting instructions in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
If I am a shareholder of record, how do I vote my shares without attending the Annual Meeting?
By Telephone, E-Mail or Internet: All shareholders of record may authorize the voting of their shares by telephone (within the United States, U.S. territories and Canada, there is no charge for the call), e-mail or by Internet, using the procedures and instructions described on the Proxy Card or Notice of Internet Availability. A control number, located on the Proxy Card or Notice of Internet Availability, must be provided to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly

QUESTIONS AND ANSWERS ABOUT THE BALCHEM ANNUAL MEETING
recorded. If you vote by telephone, e-mail or Internet, you need not return your Proxy Card. If you hold your shares in “street name” (that is, through a broker or other nominee), you should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.
In Writing: All shareholders of record also may vote by completing, signing and mailing their Proxy Card in the postage-prepaid (in the U.S.) envelope.
If I am a beneficial shareholder (i.e., my shares are held in street name), how do I vote my shares without attending the Annual Meeting?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of the shares and your shares are held in “street name.” The Notice of Internet Availability or the proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other nominee who is the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions that they should send you, including a “voting instruction form”. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.
May I vote my shares by filling out and returning the Notice of Internet Availability?
The Notice of Internet Availability identifies and provides notice of the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice of Internet Availability. The paper proxy card you receive will also provide instructions as to how to authorize via the Internet or telephone your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card on how you would like your shares voted, sign the proxy card and return it in the envelope provided.
What constitutes a quorum?
The presence (in person or by proxy) of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote. Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting. A “broker non-vote” is generally viewed as a vote that is not cast on a non-routine matter by a broker that is present (in person or by proxy) at a meeting at which there is at least one routine matter on the proxy card (otherwise the broker does not have authority to vote on anything and does not send in a proxy). Because the shares entitled to cast the vote are held in street name and the broker has not received voting instructions from the beneficial owner, the broker lacks discretionary authority to vote the shares on non-routine matters.
What vote is required to approve each proposal?
Proposal 1 (election of directors). Directors are elected by a majority vote other than in the case of a contested election in which case directors will be elected by a plurality vote. Assuming a quorum is present, the affirmative vote of a majority of all votes cast, either by attendance at the Annual Meeting or by proxy, is required to approve Proposal 1. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote for Proposal 1 (non-routine matter). Under the Company’s Corporate Governance Guidelines (the “Governance Guidelines”), if an incumbent director nominee in an uncontested election receives a majority of “WITHHOLD”, that director shall promptly offer his or her resignation to the Board. The Corporate Governance and Nominating Committee (the “Governance Committee”) will then make a recommendation to the Board whether to accept or reject the resignation tendered by such director or whether other action is recommended.
Proposal 2 (ratification of the appointment of RSM as the independent auditor of the Company for the fiscal year ending December 31, 2023). Assuming a quorum is present, the affirmative vote of a majority of all votes cast, either by attendance at the Annual Meeting or by proxy, is required to approve Proposal 2. Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote for Proposal 2. Brokers have discretionary authority to vote on Proposal 2 (routine matter), so there will be no broker non-votes.
Proposal 3 (advisory approval of the compensation of the Company’s Named Executive Officers (“NEOs”)). Assuming a quorum is present, the affirmative vote of a majority of all votes cast, either by attendance at the Annual Meeting or by proxy, is required to approve Proposal 3. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote for Proposal 3 (non-routine matter).

QUESTIONS AND ANSWERS ABOUT THE BALCHEM ANNUAL MEETING
Proposal 4 (advisory vote on whether “Say-on-Pay” should occur every one, two or three years). Assuming a quorum is present, the affirmative vote of a majority of all votes cast, either by attendance at the Annual Meeting or by proxy, is required to approve Proposal 4. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote for Proposal 4 (non-routine matter).
Proposal 5 (approval of the First Amended and Restated 2017 Omnibus Incentive Plan). Assuming a quorum is present, the affirmative vote of a majority of all votes cast, either by attendance at the Annual Meeting or by proxy, is required to approve Proposal 5. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote for Proposal 5 (non-routine matter).
Will my shares be voted if I do not provide my Proxy Card or voting instructions?
Shareholders of Record: If your shares are registered in your name on the books and records of our transfer agent, you are a shareholder of record. If you are a shareholder of record, your shares will not be voted if you do not properly complete, sign and return your Proxy Card or vote in person at the Annual Meeting. It is, therefore, important that you vote your shares.
Street Name Holders: If your shares are held in a brokerage, bank or another account that bears the name of the holder and not you—shares referred to as held in “street name”—and you do not provide your voting instructions to your broker, your shares may be voted by your broker, bank or other nominee only on certain “routine” matters, pursuant to stock exchange rules. Of the proposals to be considered and voted on at the Annual Meeting, only the ratification of RSM as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at the Annual Meeting are considered “non-routine”. If you do not provide voting instructions on a non-routine matter that appears on a proxy card with at least one routine matter (as is the case with the Annual Meeting), your broker may indicate on the proxy that it does not have discretionary voting authority and your shares will not be voted on such non-routine matter, which is referred to as a “broker non-vote.” Proposals 1, 3, 4 and 5 on this year’s ballot are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
How are votes counted?
With respect to the election of directors (Proposal 1), you may vote “FOR,” “AGAINST” or “ABSTAIN”. Votes that are abstained will not count as votes “FOR” or “AGAINST” a director. Proposal 1 is a “non-routine” matter for which brokers may not vote absent voting instructions from their beneficial owners. For Proposal 1, abstentions and “broker non-votes” are not considered votes cast and will not affect the outcome of this proposal.
With respect to the ratification of RSM as our independent registered public accounting firm (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 2, abstentions will not affect the outcome of this proposal and, as this proposal is considered a “routine” matter, there will be no broker non-votes as brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
With respect to the advisory vote on executive compensation of our NEOs (Proposal 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Proposal 3 is a “non-routine” matter for which brokers may not vote absent voting instructions from their beneficial owners. For Proposal 3, abstentions and “broker non-votes” are not considered votes cast and will not affect the outcome of this proposal.
With respect to the advisory vote on the frequency of “Say-on-Pay” (Proposal 4), you may vote “ONE YEAR,” “TWO YEARS” OR “THREE YEARS.” Proposal 4 is a “non-routine” matter for which brokers may not vote absent voting instructions from their beneficial owners. For Proposal 4, abstentions and “broker non-votes” are not considered votes cast and will not affect the outcome of this proposal.
With respect to the approval of the Amended and Restated 2017 Omnibus Incentive Plan (Proposal 5), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Proposal 5 is a “non-routine” matter for which brokers may not vote absent voting instructions from their beneficial owners. For Proposal 5, abstentions and “broker non-votes” are not considered votes cast and will not affect the outcome of this proposal.
If your Proxy Card is signed and returned without specifying choices, the shares will be voted FOR the nominee(s) for Director in Proposal 1, FOR the ratification of the appointment of RSM as our independent registered public accounting firm in Proposal 2, FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers in Proposal 3, ONE year for the advisory approval regarding the frequency of “Say-on-Pay” in Proposal 4, and FOR the approval of the Amended and Restated 2017 Omnibus Incentive Plan in Proposal 5.

QUESTIONS AND ANSWERS ABOUT THE BALCHEM ANNUAL MEETING
How will my shares be voted on any other matters to come before the Annual Meeting?
The Board is not aware of any matter to come before the Annual Meeting other than as described above. If any matter other than as described above should properly come before the Annual Meeting, then the persons named in the enclosed form of Proxy Card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.
How Will Business Be Conducted at the Annual Meeting?
The chair of the Annual Meeting will determine the order of business and all other matters of procedure at the Annual Meeting. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Bylaws will be considered, and no such nominations or other proposals were received.
May shareholders ask questions at the 2023 Annual Meeting?
Yes. You may submit questions online via the link provided below. Questions must relate directly to the business of the Annual Meeting. To submit a question, log into the Meeting Platform at: www.virtualshareholdermeeting.com/BCPC2023 type your question into the “Ask a Question” field and click “Submit.”
Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://balchem.com/our-company/investor-relations/. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available until one week after posting.
Who pays for this proxy solicitation?
All expenses incurred relating to this solicitation will be borne by the Company. This will include the fee of D.F. King & Co., Inc. who will help us solicit proxies, for a fee of $13,000 plus expenses. Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, email, fax or in person. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of our Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.
Can I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:
•	sending a written statement revoking your proxy to the Secretary of the Company, provided such statement is received no later than 11:59 p.m., EDT on June 21, 2023;
•	voting again via the Internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m., EDT on June 21, 2023;
•	submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m., EDT on June 21, 2023; or
•	attending the Annual Meeting, revoking your proxy and voting at the Annual Meeting.
Proxy revocation notices should be sent to 5 Paragon Drive, Montvale, NJ 07645, Attention: Secretary. New paper proxy cards should be sent to set forth above.
If you are a beneficial shareholder (i.e., you hold shares in street name), you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Annual Meeting in person if you obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Your attendance at the Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.
Internet Availability of Proxy Materials
1.	The Company’s Proxy Statement and the Annual Report are available at https://materials.proxyvote.com/default.aspx?ticker=057665.

Management Proposals
PROPOSAL 1. ELECTION OF DIRECTORS
At the time of the Annual Meeting, our Board will consist of 8 members, with the classification of the Board into three classes (Class 1, Class 2 and Class 3).
Mr. Premdas and Dr. Televantos who are both Class 3 Directors will be retiring at the end of the Annual Meeting pursuant to our Director Retirement Policy. The term of our remaining Class 3 director will expire at the Annual Meeting and, assuming his election, Mr. Fischer will hold office until the 2026 annual meeting of shareholders or until his successor has been elected and qualified. The nominees and continuing directors are listed below with brief biographies.
Name	Class	Next Election Date
Kathleen Fish	1	2025
Theodore Harris	1	2025
Matthew Wineinger	1	2025
Daniel Knutson	2	2024
Joyce Lee	2	2024
David Fischer	3	2026
Perry Premdas*	3	N/A
Dr. John Televantos*	3	N/A
*	Mr. Premdas and Dr. Televantos will be retiring at the end of the Annual Meeting pursuant to our Director Retirement Policy.
The Board is not aware of any reason why Mr. Fischer may be unable to serve as a director. If any, some or all of such nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons, as the case may be, as the Board may recommend, or the Board may fill the vacancy or may amend the Company’s Bylaws to reduce the size of the Board.
Directors Standing for Re-Election
Vote Required to Elect Directors
A director nominee in an uncontested election must receive a majority of the votes cast at the Annual Meeting, assuming a quorum is present. In the case of a contested election, directors will be elected by a plurality vote. Regardless, a broker non-vote or a vote withheld from a particular nominee will not affect the outcome of the election of directors.
Under the Company’s Corporate Governance Guidelines (the “Governance Guidelines”), if an incumbent director nominee in an uncontested election receives a majority of “WITHHOLD” votes, that director shall promptly offer his or her resignation to the Board. The Governance Committee will then make a recommendation to the Board whether to accept or reject the resignation tendered by such director or whether other action is recommended. The Board will act on the tendered resignation, considering the recommendation of the Governance Committee as well as other potentially relevant factors, within 90 days from the date of the certification of the election results. The director whose resignation is under consideration is not permitted to participate in the consideration or recommendation of the Governance Committee or deliberations of the Board with respect to his or her resignation.
The Governance Guidelines are available on the Leadership & Governance page in the Investor Relations section of the Company’s website: www.balchem.com.

PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEE’S BIOGRAPHICAL INFORMATION
David Fischer, Class 3 Director (Term expires 2023) Age: 60 Independent Director since 2010	Professional Highlights

•  Retired director and President and Chief Executive Officer of Greif, Inc. (NYSE), a supplier of industrial packing systems from November 2011 to October 2015. President and Chief Operating Officer of Greif from 2007 to 2011, and from 2004 to 2007, Senior Vice President and Divisional President, Industrial Packaging & Services - Americas.

• A co-founder and chairman of the board of directors of 10x Engineered Materials, a manufacturer of high-tech abrasives for industrial applications.
Committee Assignments
• Executive
• Compensation
• Governance
Other Current Public Company Directorships
• Ingredion Incorporated (NYSE)
Board Qualifications

Mr. Fischer’s management and leadership skills, developed over years of responsibility for complex, global manufacturing operations, and his intimate knowledge of mergers and acquisitions, position him as a critical component of our Board as we look to grow both organically and by acquisition.

UPON RECOMMENDATION BY THE GOVERNANCE COMMITTEE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEE AS DIRECTOR.

PROPOSAL 1. ELECTION OF DIRECTORS
CONTINUING DIRECTORS’ BIOGRAPHICAL INFORMATION
Daniel Knutson, Class 2 Director (Term expires 2024) Age: 66 Independent Director since 2018	Professional Highlights
• Until his retirement at the end of 2017, Mr. Knutson served as the Executive Vice President for Special Projects at Land O’Lakes, Inc., an agribusiness and food co-operative.

• From 2000 to 2017, Mr. Knutson served as Executive Vice President and Chief Financial Officer at Land O’Lakes, where he oversaw corporate finance, accounting, treasury, audit, information technology and strategy and played key roles in many of Land O’Lakes’ transactions. In addition, he was responsible for Land O’Lakes’ investment in Moark LLC.

Committee Assignments
• Audit, Chair
• Compensation
Other Current Public Company Directorships
• None
Nominee Qualifications

Our Company’s financial compliance programs and policies benefit from Mr. Knutson’s input and skilled guidance. Mr. Knutson’s animal feed and human food industry experience, combined with his financial and international business management experience, makes him a valuable member of our Board.

Joyce Lee, Class 2 Director (Term expires 2024) Age: 50 Independent Director since 2019	Professional Highlights

•  President of Cobb-Vantress, Inc., a wholly owned subsidiary of Tyson Foods, Inc. (NYSE: TSN) since January 2022. Cobb-Vantress, Inc. is the world's oldest pedigree broiler breeding company, dedicated to genetic research and innovation.

• From 2020 to 2022, Ms. Lee served as Executive Vice President and President of U.S. Pet Health and U.S. Commercial Operations of Elanco Animal Health Incorporated (NYSE: ELAN).
• From 2016 to 2020, Ms. Lee served as the president of North America for Bayer Animal Health.
• From 2013 to 2015, Ms. Lee was Executive Vice President and Area President of Canada and Latin America at Zoetis Inc. (NYSE: ZTS).
Committee Assignments
• Audit
• Governance
Other Current Public Company Directorships
• None
Nominee Qualifications

Ms. Lee’s domestic and international business management experience, particularly with respect to the development and supply of products to the animal feed and nutrition industries, makes her a valuable member of our Board.

PROPOSAL 1. ELECTION OF DIRECTORS
Kathleen Fish, Class 1 Director (Term expires 2025) Age: 66 Independent Director since 2022	Professional Highlights
• Prior to her retirement, Ms. Fish was Chief Research, Development and Innovation Officer for The Procter & Gamble Company (NYSE: PG) (“P&G”) (NYSE) (2017 – 2020).
• Chief Technology Officer, P&G (2014 – 2017)
Committee Assignments
• Executive
• Compensation
• Governance, Chair
Other Current Public Company Directorships
• Origin Materials, Inc. (Nasdaq)
Board Qualifications

Ms. Fish’s executive leadership skills along with her expertise in the field of innovation, research, and new product development, including in highly regulated industries and direct to consumer markets provide valuable insights to the Board in driving growth and overseeing governance and risk.

Ted Harris, Class 1 Director, Chairman of the Board (Term expires 2025) Age: 58 Director since 2015, Chairman since 2017	Professional Highlights
• Director, Chief Executive Officer and President of Balchem Corporation since April 2015, and Chairman of the Board of Directors since January 2017.

• Prior to joining the Company, Mr. Harris was employed by Ashland Global Holdings Inc. (formerly Ashland Inc.) (NYSE), a specialty chemical company. During his tenure at Ashland, his management positions included Senior Vice President/Ashland, President, Performance Materials, from November of 2014 to April 2015, Senior Vice President/Ashland, President, Performance Materials & Ashland Supply Chain from 2011 to 2014, and Vice President/Ashland, President, Performance Materials & Ashland Supply Chain.

Other Current Public Company Directorships
• Pentair plc (NYSE)
Board Qualifications

Mr. Harris’ broad managerial, international, operational and sales experience, as well as his proven track record of developing and implementing strategies for delivering sustainable, profitable growth, make him a valuable member of our Board.

PROPOSAL 1. ELECTION OF DIRECTORS
Matthew Wineinger, Class 1 Director and Lead Director (Term expires 2025) Age: 56 Independent Director since 2015	Professional Highlights
• Since June 2015, Mr. Wineinger has been the President and Chief Executive Officer of United Sugars Corporation, a privately held, leading marketer of sugar.
• President, Bulk Ingredients of Tate & Lyle PLC (LSE) from June 2010 to November 2014 and prior to that, President, Food and Industrial Ingredients from March 2008 to June 2010.
Committee Assignments
• Executive, Chair
• Audit
• Compensation, Chair
Other Current Public Company Directorships
• None
Board Qualifications

Mr. Wineinger’s over thirty years of extensive global, operational and strategic industry experience, together with his previous knowledge of manufacturing operations involving many of the Company’s current raw materials, make him a valuable member of our Board, particularly as the Company focuses on development and supply of products to human nutrition markets.

Perry Premdas, Class 3 Director (Retiring upon completion of term in 2023) Age: 70 Independent Director since 2008	Professional Highlights
• Mr. Premdas was Chief Financial Officer of Celanese AG, a chemical and plastics business spun-off by Hoechst AG and listed on the Frankfurt stock exchange and the NYSE from 1999 to 2004.
• Senior Executive Vice President and Chief Financial Officer of Centeon LLC from 1997 to 1998.
Committee Assignments

Other Current Public Company Directorships
• None
Past Public Company Directorships
• Compass Minerals International, Inc. (NYSE) (until May 2015)
Board Qualifications

Over his career, Mr. Premdas led treasury, finance, audit and investor relations functions of US and international companies and had general manager, executive and director roles in various wholly-owned and joint venture operations. Mr. Premdas, who served as our Audit Committee Chair and the Board of Director’s audit committee financial expert from 2008 to 2018, brings a combination of financial and international business management experience in the chemical industry, making him a valuable member of our Board.

PROPOSAL 1. ELECTION OF DIRECTORS
Dr. John Televantos, Class 3 Director (Retiring upon completion of term in 2023) Age: 70 Independent Director since 2005, Lead Director since 2010	Professional Highlights
• Senior Partner at Arsenal Capital Partners, Inc., a private equity investment firm, where he leads the Chemicals and Materials practice of the firm.
• From April 2002 through February 2005, President of the Aqualon Division and Vice President of Hercules, Inc., a chemical manufacturing company.
Committee Assignments

Other Current Public Company Directorships
• None
Board Qualifications

In addition to his experience in the chemical manufacturing industry and management of publicly traded chemical manufacturing entities, Dr. Televantos is also significantly involved in private equity markets and processes involving chemical manufacturing companies. Collectively, these skills and experiences make Dr. Televantos a valuable member of the Board.

PROPOSAL 1. ELECTION OF DIRECTORS
Board Matrices
The following chart provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business or industry. The charts do not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.
Knowledge Skills and Experience	Fischer	Fish	Harris	Knutson	Lee	Premdas	Televantos	Wineinger
Core Industry Experience
Executive Experience
Corporate Governance
Public Company Board Experience
Environmental/Social
Financial / Accounting / Risk Management
Health & Safety
Mergers & Acquisitions – Capital Markets
Research & Development
International Markets
Marketing
Manufacturing / Supply Chain

PROPOSAL 1. ELECTION OF DIRECTORS
Board Diversity Matrix
Total Number of Directors	8
Gender	Male or Man	Female or Woman	Non-Binary (not female/ woman or male/man)	Other – A gender not listed	Unknown / I choose not to disclose
	6	2
Number of Directors who identify in any of the categories below
Hispanic or Latino
American Indian or Alaskan Native
Asian		1
Black or African American	1
Native Hawaiian or Other Pacific Islander
White	5	1
Two or More Races
LGBTQ+

PROPOSAL 1. ELECTION OF DIRECTORS
The following pie charts show the independence, tenure, diversity and age range of our directors as of the end of the Annual Meeting on June 22, 2023, assuming the class 3 director nominee is elected.
Note: These pie charts do not reflect Mr. Premdas and Dr. Televantos who are retiring at the end of the Annual Meeting pursuant to our Director Retirement Policy. Further, the board diversity pie chart reflects gender diversity and racial/ethnic diversity separately and so a director may be counted more than once.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed RSM as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The Company is submitting its selection of RSM for ratification by the shareholders at the Annual Meeting. RSM has audited the Company’s financial statements since 2004.
Neither the Company’s charters nor its Bylaws require that the shareholders ratify the selection of RSM as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of RSM to shareholders for ratification as a matter of good corporate governance practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the affirmative vote of a majority of all votes, by attendance at the Annual Meeting or represented by proxy, is required for approval of this proposal. Abstentions will not be counted as votes cast and will have no effect on the outcome of the vote. Brokers have discretionary authority to vote on this proposal, so there will be no broker non-votes.
We expect that representatives of RSM will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Please refer to the section titled “Information Relating to Proposal 2: Ratification of Appointment of Independent registered Public Accounting Firm” of this proxy statement for more information.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Since our 2017 annual meeting, at which our shareholders last approved holding advisory or “Say-on-Pay” votes on executive compensation on an annual basis, the “Say-on-Pay” vote has been held every year. Last year, our shareholders approved our “Say-on-Pay” resolution by approximately 96% of the votes cast on the executive compensation described in our 2022 Proxy Statement.
The Company again seeks your advisory vote and asks that you approve the compensation of the Company’s Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement).”
Please refer to the section entitled “Compensation Discussion and Analysis”, and the tables and narratives in the Executive Compensation portion of this section for the discussion and summary of the policies of the Compensation Committee which form the basis for the compensation of our NEOs and information on the amounts paid. For reference, the pay versus performance disclosure is provided under the section titled “Pay versus Performance” of this Proxy Statement.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions regarding NEOs.
Assuming a quorum is present, the affirmative vote of a majority of all votes cast, by attendance at the Annual Meeting or represented by proxy, is required for approval of this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF HOLDING A SAY-ON-PAY VOTE
As part of its commitment to understanding shareholder sentiment on our executive compensation philosophy and practices, the Board of Directors is seeking shareholders’ views on how frequently we should submit executive compensation for consideration by shareholders (“Say-on-Frequency”).
Shareholders may vote to hold an advisory vote on executive compensation every one, two or three years or abstain. After careful consideration, the Board of Directors is recommending that shareholders approve holding the Say-on-Pay vote every year. For reference, the Board of Directors last sought shareholders’ views on Say-on-Frequency at the 2017 annual meeting where approximately 84% of the votes on the Say-on-Frequency proposal voted in favor of a vote every year. In light of the results of the Say-on-Frequency vote held in 2017, the Board has since held a Say-on-Pay advisory vote each year.
The Board of Directors believes holding an annual advisory vote on executive compensation is consistent with its policy of seeking regular input from shareholders on our executive compensation philosophy and practices. This vote is not binding but rather will provide the Compensation Committee with shareholders’ views on how frequently they desire to consider executive compensation. Although the vote is advisory, the Compensation Committee will take into account the outcome of the vote when considering how frequently we will submit executive compensation to a shareholder vote.
The Board of Directors will carefully consider and expects to be guided by the option that receives the most shareholder support in determining the frequency of future Say-on-Pay votes. Notwithstanding the outcome of the shareholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
The text of the resolution in respect of this proposal is as follows:
“RESOLVED, that the advisory vote on the compensation of the Company’s named executive officers should occur every:
a)	One year;
b)	Two years;
c)	Three years; or
d)	Abstain.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”) AT A FREQUENCY OF EVERY ONE YEAR.

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
On April 20, 2023, upon the recommendation of the Compensation Committee, the Board approved the amendment and restatement of the Company’s 2017 Omnibus Incentive Plan (“2017 Plan”), subject to shareholder approval. The 2017 Plan allows us to grant incentive awards that are key elements of our compensation philosophy and practices. At the Annual Meeting, our shareholders will be asked to approve the Amended and Restated 2017 Omnibus Incentive Plan (the “Amended 2017 Plan”).
We believe that equity compensation is an essential part of our compensation strategy to help us attract and retain talent in order to deliver on our strategy and create stockholder value. We believe our future success depends on our ability to attract, motivate and retain high quality employees and approval of the Amended 2017 Plan is critical to achieving this success.
The use of equity as part of our compensation program is important to our continued success because it fosters a pay-for-performance culture, which is an important element of our overall compensation program. We believe that equity compensation motivates employees to create stockholder value because the value employees realize from equity compensation is based on our performance. This helps to further align the interests of employees, including our officers, with those of shareholders.
The 2017 Plan has not been amended since it was originally approved by our shareholders in June 2017. The Amended 2017 Plan will become effective on June 22, 2023, upon shareholder approval at the Annual Meeting. If our shareholders do not approve the Amended 2017 Plan, it will not become effective. In such case, the 2017 Plan will remain in effect with its current terms and conditions and with its current number of shares reserved for issuance.
Summary of Key Changes to the 2017 Plan
The below provides a summary of the key amendments to the 2017 Plan and is qualified in its entirety by the full text of the plan which is included under Appendix A to this Proxy Statement. This summary does not cover all of the updates or revisions to the 2017 Plan, including certain clarifications and ministerial changes. For further and complete information on the terms of the Amended 2017 Plan, please refer to the text of the Amended 2017 Plan.
•
Increase in Share Reserve. Upon adoption, the maximum aggregate number of shares of our common stock authorized for issuance under the Amended 2017 Plan would be 2,400,000, reflecting an increase of 800,000 shares authorized for issuance as compared to the 2017 Plan. As of December 31, 2022, an aggregate of 408,380 shares remained available for issuance under the 2017 Plan. Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, we generally expect that the share reserve under the Amended 2017 Plan should be sufficient to cover our projected equity grants for a period of approximately four years.

•	Extension of Term. The term of the Amended 2017 Plan would expire on June 22, 2033, unless extended by shareholder approval in the future.
•
Minimum Vesting. The minimum vesting provision in the Amended 2017 Plan has been modified to include that the minimum vesting period does not apply to (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or (ii) common stock delivered in lieu of fully vested cash obligations. The Compensation Committee may also provide that awards may vest sooner upon a termination of employment without cause or termination of employment by an employee for good reason.

•
Per-Person Award Limitations. The Amended 2017 Plan removes the limit on performance-based cash awards, as these amounts are no longer deductible by the Company for federal income tax purposes as a result of changes to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which was substantially modified by the Tax Cuts and Jobs Act of 2017. The Amended 2017 Plan retains the limit on individual share-based awards of 150,000 shares in any calendar year.

•
Definition of Cause. In the Amended 2017 Plan, the definition of Cause (with respect to the termination of employment of a participant) has been clarified to include any willful and continued failure by a participant to perform his or her job duties, and any material violation of our Code of Conduct.

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
•
Repricing of Options and SARs. The provision regarding the prohibition on repricing of options and stock appreciation rights (“SARs”) was revised to clarify that any cash buyouts or voluntary surrender of options or SARs are considered repricing that is subject to shareholder approval.

•
Business Criteria of Performance Awards. Added adjusted EBITDA as an example of a business criteria that may be used by the Compensation Committee in establishing performance goals for Performance Awards.

•
Updates to Clawback Provisions. The Amended 2017 Plan retains the compensation recovery provisions of the 2017 Plan and has been updated to reflect that any awards will be subject to the terms of any Company policy that may be adopted regarding compensation recovery, including to comply with any applicable law, government regulation, or national securities exchange requirement.

•
Updates to Certain Tax Provisions. The Amended 2017 Plan has been revised to remove references to Section 162(m) of the Code and to include clarifications with respect to the application of Section 409A of the Code to payments made to participants under the Amended 2017 Plan.

Key Equity Data
As of December 31, 2022, an aggregate of 408,380 shares of our common stock remained available for future grants under our 2017 Plan. As of such date, 32,152,787 shares of our common stock were outstanding. If the increase in the number of shares reserved for issuance under the 2017 Plan is not approved, we will not have enough shares available to sustain our equity grant programs in the future. The Board believes that the request for an additional 800,000 shares is reasonable and necessary to allow us to replenish our share reserve, to continue our current granting practices in the future to attract and retain individuals on whom our success is dependent and to be able to respond to growth and potential stock price fluctuations. Assuming that aggregate equity awards are granted at levels consistent with recent historical practices, we generally expect that the share reserve under the Amended 2017 Plan should be sufficient to cover our projected equity grants for a period of approximately four years. Our closing market price of our common stock on the Record Date of April 24, 2023 was $128.95.
When approving the Amended 2017 Plan, our Compensation Committee considered the burn rate with respect to the equity awards granted by the Company, as well as potential dilution. Our burn rate is calculated as the total number of equity awards we granted in a fiscal year divided by the weighted average number of shares of common stock outstanding during the year. Dilution was calculated as the total number of equity awards outstanding plus the total number of shares available for grant under our equity plans, divided by the sum of the total common stock outstanding, the number of equity awards outstanding and the total number of shares available for grant under our Company’s equity plans. Our share burn rate for the past three fiscal years was approximately 0.78%, which is comparable and slightly above the median three-year average share burn rate of 0.68% for our compensation peer group. The proposed increase in our share reserve of 800,000 shares, plus the 1,236,923 outstanding options and unvested RSU/PSUs plus the 408,380 shares available for issuance under the 2017 Plan as of December 31, 2022, results in a total basic share capital dilution of 7.6%, below the median of our compensation peer group. A description of our compensation peer group companies is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Amended 2017 Plan Benefits
Our directors and executive officers have a financial interest in this proposal because, if adopted, the Amended 2017 Plan would increase the number of shares available for issuance to directors, executives and other employees under the 2017 Plan, and the directors and executive officers are eligible participants thereunder.
Awards under the Amended 2017 Plan are made in the discretion of the Compensation Committee, and no awards have been granted under the Amended 2017 Plan subject to shareholder approval. Therefore, the benefits and amounts that will be received or allocated under the Amended 2017 Plan are not determinable at this time.
Information on awards made in 2022 to named executive officers and directors under the 2017 Plan is discussed under the sections titled “Director Compensation” and “Executive Compensation” in this Proxy Statement.

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
Promotion of Good Corporate Governance Practices
The Amended 2017 Plan maintains all of the key governance features as under the 2017 Plan. This includes provisions that we believe are consistent with sound corporate governance and compensation practice, including:
•
incentive stock options may not have a term in excess of ten years, may not be repriced without stockholder approval, and may not be granted at a discount to the fair market value of our common stock on the grant date;

•	annual limit on the number of shares underlying awards granted to individual participants;
•	annual limit on equity and cash compensation that may be awarded to non-employee directors;
•	one-year minimum vesting period for all equity-based awards, subject to certain exceptions;
•	no liberal share recycling;
•	dividends or dividend equivalents will not be paid with respect to unvested service-based or performance-based equity awards unless or until the awards vest; and
•	awards are subject to any recovery, recoupment, or similar “clawback” policy that is, or may be, maintained by our Company.
Summary of the Amended 2017 Plan
The following summary of the principal terms of the Amended 2017 Plan is qualified in its entirety by reference to the complete text of the Amended 2017 Plan, which is included as Appendix A to this Proxy Statement. Shareholders are encouraged to read the text of the Amended 2017 Plan in its entirety. The Amended 2017 Plan will not become effective unless approved by our shareholders.
Shares Available for Awards. The total number of shares available under the Amended 2017 Plan will be 2,400,000 shares. Shares delivered under the Amended 2017 Plan may be authorized but unissued shares. Shares which are subject to awards that are cancelled, expire, are forfeited, settled in cash, or otherwise terminated without delivery of shares to a participant will be available for future awards under the Amended 2017 Plan. However, any shares withheld from awards or surrendered by a participant in payment of the exercise price or taxes relating to such awards, any unissued shares resulting from the net settlement of such awards, and any shares purchased by the Company in the open market using the proceeds from exercise of a stock option will not be available for future awards under the Amended 2017 Plan. The number shares available under the Amended 2017 Plan will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units or other awards. Shares issued in connection with awards that are assumed or substituted for awards of a business acquired by the Company will not count against the number of shares authorized by the Amended 2017 Plan.
Administration. The Amended 2017 Plan is administered by the Compensation Committee of the Board of Directors, except that the full Board will administer the Amended 2017 Plan as it relates to awards to non-employee directors. The Compensation Committee (or the Board of Directors, as applicable) has discretion to select the persons to whom awards will be granted and to determine the type, number, and terms and conditions of such awards, subject to any specific limitations contained in the Amended 2017 Plan. The Compensation Committee (or the Board of Directors, as applicable) also has the authority and discretion to adopt rules for administering the Amended 2017 Plan; to amend such rules and outstanding awards; to interpret the Amended 2017 Plan, administrative rules, and award documents; and to make all other determinations it deems necessary or advisable for the administration of the Amended 2017 Plan.
Eligibility. Employees, directors, and consultants of the Company and our subsidiaries and affiliates are eligible to be granted awards under the Amended 2017 Plan. Since the Amended 2017 Plan provides the Compensation Committee with discretion in selecting participants and making awards, the total number of persons who will participate in the Amended 2017 Plan cannot be determined at this time.
Types of Awards. The following is a summary of the types of awards available under the Amended 2017 Plan. In general, the Compensation Committee has the authority to determine all terms and conditions of awards, except where such authority is limited by an express provision of the Amended 2017 Plan.
Stock Options. The Compensation Committee may grant stock options that are either incentive stock options (“ISOs”) or non-qualified stock options. The number of shares with respect to which ISOs may be

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
granted cannot exceed 2,400,000 All stock options granted under the Amended 2017 Plan must have an exercise price which is not less than the fair market value of the common stock on the date of grant (subject to very limited exceptions), and must have a term no longer than ten years. The Compensation Committee may determine the dates on which and/or circumstances under which an option may be exercised (subject to the plan’s minimum vesting requirements), as well as the manner in which the exercise price shall be paid. The Compensation Committee may provide that the stock options will be transferable on such terms and conditions as it determines. The Amended 2017 Plan expressly prohibits the repricing of stock options without stockholder approval.
Stock Appreciation Rights (“SARs”). A stock appreciation right entitles the holder to receive, for each share as to which the award is granted, cash or common stock in an amount equal to the excess of the fair market value of the common stock on the exercise date over an amount determined by the Compensation Committee, which cannot be less than the fair market value of the common stock on the date of grant (subject to very limited exceptions). The term of an SAR cannot exceed ten years from the date of grant.
Restricted Stock. A restricted stock award is a delivery of common stock, subject to transfer restrictions and a risk of forfeiture. Except as may otherwise be provided by the Compensation Committee, (subject to the plan’s minimum vesting requirements), upon the termination of the award holder’s employment or service for any reason during the period before the restricted stock has vested, or in the event the conditions to vesting are not satisfied, the restricted stock that has not vested will be forfeited. Unless the Compensation Committee determines otherwise, during the restricted period, the award holder will have the right to vote the restricted stock. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Compensation Committee, and cash dividends otherwise payable on a restricted stock award will accrue and be paid only at such time as the vesting conditions applicable to the underlying award have been satisfied.
Restricted Stock Units (“RSUs”). An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time. The Compensation Committee may condition the delivery of the shares (or cash) upon the completion of a specified period of service, the attainment of specific performance goals, or other criteria, or may provide for the unconditional delivery of the shares (or cash) on the specified date. The delivery date may be at or after the vesting requirements have been satisfied. In the event of termination of employment or service before the RSU award has vested, the award will be forfeited, except as may be provided by the Compensation Committee (subject to the plan’s minimum vesting requirements). RSUs will carry no voting rights until such time as shares of common stock are actually issued. The Compensation Committee has the right to determine whether and when dividend equivalents will be paid with respect to an RSU award, except that dividend equivalents otherwise payable on an RSU award will accrue and be paid only at such time as the vesting conditions applicable to the underlying award have been satisfied.
Bonus Stock. The Compensation Committee may grant shares of common stock as a bonus or to satisfy other obligations of the Company to pay cash or deliver property under a compensatory program.
Dividend Equivalents. An award of dividend equivalents entitles the award holder to receive an amount equal to the dividends paid on the number of shares underlying the award. The Compensation Committee may grant dividend equivalents on a free-standing basis or as part of another award. The Compensation Committee may provide that the dividend equivalents are paid at the same time as dividends are paid, or may require payment on a deferred basis, in which case the dividends may be deferred as a fixed dollar amount or may be deemed invested in shares of common stock or such other investment as the Compensation Committee may provide, or may be credited with interest at a fixed or formula rate of interest; provided, however, that no dividend equivalents will be payable on an award unless and until vesting conditions applicable to the underlying award have been satisfied.
Other Stock-Based Awards. The Compensation Committee is authorized to grant other awards that are denominated or payable in, or valued in whole or part by reference to, common stock or factors that may influence the value of such stock. Awards under this portion of the Amended 2017 Plan may include performance units, performance shares, securities convertible or exchangeable into common stock, and awards valued by reference to book value or the value of subsidiaries or business units.
Performance Awards. The Compensation Committee is authorized to grant awards, denominated and/or payable in cash, common stock, or other property, where either the grant or vesting of the award is subject to satisfaction of pre-established performance conditions. The Compensation Committee may use such business criteria and other measures of performance as it deems appropriate in establishing any performance conditions, including but not limited to one or more of the following performance criteria for

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
the Company, on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company: pre- or after-tax net earnings, sales or revenue, operating earnings, EBITDA, adjusted EBITDA, adjusted EBITDA, NIBIT (net income before interest and taxes), operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, product development goals, compliance and regulatory goals, goals relating to acquisitions or divestitures, goals related to new technology, and any other objective measure deemed appropriate by the Committee. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Amended 2017 Plan also authorizes the Compensation Committee to establish a performance award pool whose size is determined by reference to one or more performance criteria (including those listed above), and to grant awards expressed as a percentage of such pool. The Compensation Committee is authorized to make adjustments in the terms and conditions of outstanding awards (including the performance goals and amounts payable under performance awards and the size of any performance award pool) (i) in recognition of unusual or nonrecurring events (including changes in capitalization, acquisitions or dispositions of businesses and assets, litigation or claim judgments or settlements, extraordinary items, and specified non-recurring charges or credits) affecting the Company, any of its subsidiaries or affiliates or other business units, and/or (ii) in response to changes in applicable laws, regulations, accounting principles or tax rates.
Limitations on Awards. The Amended 2017 Plan imposes (i) an annual limit of 150,000 shares for the number of shares that may be subject to awards granted to an individual employee in any calendar year (including but not limited to stock options, SARs, restricted stock, RSUs, bonus stock or share-based performance awards), and (ii) the maximum amount or value that may be granted in any calendar year to non-employee directors (inclusive of cash compensation) may not exceed $800,000.
Minimum Vesting Requirements. Equity awards are generally subject to a minimum vesting period of one year, except for (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company, (ii) shares of common stock delivered in lieu of fully vested cash obligations, and (iii) any additional awards the Committee may grant, up to a maximum of 5% of the shares of common stock authorized for grant under the Amended 2017 Plan. The Compensation Committee may provide that awards may vest sooner upon a termination of employment without cause or due to death or disability, or upon a change in control or similar transactions.
Change in Control. Unless otherwise provided by the Compensation Committee or in an employment agreement in effect on the effective date of the Amended 2017 Plan, in the event of a Change in Control, if awards are continued or assumed or substituted by a surviving, continuing, successor or purchasing corporation or other business entity (or parent thereof) and an employee’s employment is involuntarily terminated within twenty-four months of the Change in Control by the Company (or successor thereto) without “cause” or by the employee due to “good reason”, any stock options or SARs will become fully exercisable and the restrictions in force with respect to any other awards will immediately lapse (with any awards that are subject to performance criteria deemed to vest at “target” level of performance). The Compensation Committee has authority to determine the treatment of awards held by employees in the event of a Change in Control, except as otherwise provided in an employment agreement in effect on the effective date of the Amended 2017 Plan. Such authority includes the ability to vest awards upon a Change in Control. In very general terms, a Change in Control is deemed to occur (1) upon the acquisition of substantially all the assets of the Company; (2) when a majority of the Board of Directors of the Company no longer consists of persons who are currently directors or persons nominated by them; (3) upon the acquisition of beneficial ownership, directly or indirectly, of 50% or more of the voting power of the Company by any person or group; or (4) upon the consummation of a merger or consolidation of the Company with another entity if stockholders of the Company fail to beneficially own, directly or indirectly, 50% or more of the voting power of the surviving entity.
Adjustments. In the case of certain changes in the Company’s structure affecting the common stock, including a stock split, recapitalization, merger, payment of a special dividend, sale of substantially all assets, or liquidation, the Compensation Committee is required to make such adjustments as it deems equitable in order to prevent dilution or enlargement of benefits, in the number of shares available for awards under the

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
Amended 2017 Plan, the number of shares as to which awards can be granted to any employee or non-employee director in any year, the number and kind of shares or other property subject to awards then outstanding under the Amended 2017 Plan, and the exercise price of stock options or other price to be paid by award holders or the Company pursuant to awards under the Amended 2017 Plan.
In addition, upon a merger, sale of a business unit, or similar corporate transaction, the Compensation Committee may, in its discretion, (1) accelerate the vesting and/or payment date of awards; (2) cash-out outstanding awards; (3) provide for the assumption of outstanding awards by a surviving or transferee company; (4) provide that in lieu of shares of common stock, the award holder will be entitled to receive the consideration he/she would have received for such shares in the transaction (or the value of such consideration in cash); and/or (5) require stock options and SARS to be either exercised prior to the transaction or forfeited.
In the event the Company acquires a company or business, the Compensation Committee may issue awards in assumption or substitution of awards previously granted by the acquired business. Such replacement awards may be issued on terms which preserve the economic value of the prior awards notwithstanding any general limitations on terms and conditions of awards contained in the Amended 2017 Plan. In addition, shares issued in connection with such replacement awards will not count against the shares available under the Amended 2017 Plan.
Amendment and Termination. No awards may be granted under the Amended 2017 Plan after June 22, 2033, but awards granted before that date will continue in accordance with their terms. The Board of Directors may terminate the Amended 2017 Plan at any earlier time and may from time to time amend the Amended 2017 Plan, and the Compensation Committee may amend outstanding awards, without the consent of stockholders or award holders, subject to certain limitations, including the following: (1) Amended 2017 Plan amendments will be subject to stockholder approval to the extent required by applicable law or stock exchange requirements; (2) no amendment may materially adversely affect the rights of an award holder without such holder’s consent (but amendments that affect the timing of taxation with respect to an award will not be considered material); (3) the Compensation Committee will not amend or replace a previously granted stock option or SAR in a transaction that constitutes a “repricing” (as such term is used in the Listed Company Manual of the New York Stock Exchange), or buy out an underwater stock option or SAR award for cash without stockholder approval; and (4) the Compensation Committee cannot waive or modify any provision of an award in a manner that would negate an express provision of the Amended 2017 Plan. Notwithstanding the foregoing, the Compensation Committee has the right to amend the Amended 2017 Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Compensation Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Code (governing deferred compensation).
Compensation Recovery. The Amended 2017 Plan provides that in the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws, the Compensation Committee would have the discretion to require reimbursement or forfeiture of certain excess performance-based awards received by certain executive officers of the Company under the Amended 2017 Plan during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement. In addition, the Amended 2017 Plan provides that all awards under the Plan are subject to the provisions of any compensation recovery policy adopted by the Company or any similar policies contained in any employment agreement, award agreement, or similar agreement, or included in the Amended 2017 Plan.
Certain Federal Income Tax Consequences
The Amended 2017 Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the Amended 2017 Plan.
Non-qualified stock options. No income is recognized by the award holder at the time of grant. Upon exercise of the option, the holder recognizes ordinary compensation income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the holder is an employee of the Company, that income will be subject to the withholding of Federal income tax. The holder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain.

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
ISOs. An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee or within three months after termination of employment (longer in the case of termination due to disability or death). However, the “spread” between the fair market value of the shares at the time of exercise and the exercise price is includible in the calculation of alternative minimum taxable income for purposes of the alternative minimum tax. The exercise of an ISO after expiration of the specified time periods results in such exercise being treated in the same manner as the exercise of a non-qualified stock option. If the shares received upon exercise are held for the longer of two years after grant and one year after exercise, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the above holding period, the disposition is a “disqualifying disposition,” which causes the optionee to recognize ordinary income in an amount generally equal to the lesser of (1) the excess of the value of the shares on the option exercise date over the exercise price or (2) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.
Stock Appreciation Rights. A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount determined as follows: if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the shares on the day it is received. If the recipient is an employee of the Company, that income will be subject to the withholding of Federal income tax.
Restricted Stock. A recipient of restricted stock generally will recognize ordinary compensation income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares at such time (less any amount paid for the shares if any). If the recipient is an employee of the Company, that income will be subject to the withholding of Federal income tax. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the restricted stock, to recognize ordinary compensation income, as of the date the recipient receives the restricted stock, equal to the excess, if any, of the fair market value of the shares on the date the restricted stock is granted (less any amount paid for the shares if any). The holding period to determine whether the recipient has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when the forfeiture restrictions lapse (or whether he or she has made an election), and the tax basis for such shares will generally be the fair market value of the shares on such date. Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the recipient.
Restricted Stock Units. A recipient of RSUs generally will recognize ordinary compensation income equal to the amount of cash received in settlement of the award or the fair market value of the shares on the date that the shares are distributed to the recipient. If the recipient is an employee of the Company, that income will be subject to the withholding of Federal income tax. The capital gain holding period for such shares will commence on the date of distribution.
Dividend Equivalents. If dividend equivalents are credited with respect to RSUs or other awards, the award holder generally will recognize ordinary compensation income when the dividend equivalents are paid. If the recipient is an employee of the Company, that income will be subject to the withholding of Federal income tax.
Bonus Stock. A recipient of bonus stock generally will recognize ordinary compensation income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date. If the recipient is an employee of the Company, that income will be subject to the withholding of Federal income tax.
Cash Payments. A recipient of a cash performance award or other cash payment generally will recognize ordinary compensation income on the date of payment. If the recipient is an employee of the Company, that income will be subject to the withholding of Federal income tax.
Section 409A. The Amended 2017 Plan is intended to comply with Code Section 409A to the extent that such section would apply to any award granted under such Amended 2017 Plan. Code Section 409A governs the taxation of deferred compensation. Certain awards under the Amended 2017 Plan, including RSUs, may be subject to the requirements under Code Section 409A. If such awards fail to comply with the applicable requirements of Code Section 409A, the award holder may be subject to an additional 20% income tax and interest, and may be required to recognize income earlier than intended under the award.

PROPOSAL 5: APPROVAL TO AMEND AND RESTATE THE 2017 OMNIBUS INCENTIVE PLAN
Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the 2017 Plan, to the extent such income is considered reasonable compensation under the Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.
In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to any of specified executive officers named in the proxy statement who was employed by the Company at year-end. Section 162(m) generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year. Compensation, for this purpose, includes taxable income attributable to awards granted under this Amended 2017 Plan and, therefore, some awards may not be fully deductible by the Company under Code Section 162(m).

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN.

CORPORATE GOVERNANCE
Governance Principles
General
Balchem is committed to adhering to sound corporate governance practices.
•	Balchem’s Governance Guidelines:
○	Include corporate governance practices to guide and assist the Board in fulfilling its responsibilities to oversee management in the operation and results of Balchem’s business and affairs.
○	Are designed to enhance the necessary authority and practices for the Board to make decisions that are in the best interests of Balchem and independent of Balchem’s management.
○	Are intended to align the interests of directors and management with the long-term interests of Balchem’s shareholders.
○	The Governance Guidelines are available on the Leadership & Governance page in the Investor Relations section of the Company’s website, www.balchem.com.
•	Codes of Business Conduct and Ethics (our “Code of Conduct”)
○	Our Code of Conduct applies to all Balchem employees, directors and officers.
○	Our Code of Conduct is the foundation of Balchem’s Compliance and Ethics Program and embodies the first of Balchem’s Core Values, which is “Always Doing the Right Thing.”
○
Our Code of Conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC.

○
Our Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Conduct covers topics including, but not limited to, avoiding conflicts of interest, maintaining confidentiality of information, working with suppliers, preventing bribery and corruption, avoiding insider trading, and compliance with laws and regulations.

○
Additionally, the Company has adopted a Code of Conduct for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Controller.

○
Among other things, this code requires Senior Financial Officers to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with or submits to the Securities and Exchange Commission and in other public communications.

○	Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors or officers will be posted on our website at www.balchem.com.
○	Both codes are available on the Leadership & Governance page in the Investor Relations section of the Company’s website at www.balchem.com.
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We also have a Supplier Code of Conduct which our suppliers are expected to adhere to. The Supplier Code of Conduct defines our commitment to protecting human rights and ensuring safe work environments throughout our supplier chain.

•	Board Charters
○
Balchem’s Board Committees (Audit, Compensation and Governance) have each adopted a charter defining its respective purposes and responsibilities. These charters are reviewed by the Committees annually. The charters for the Audit, Compensation and Governance Committees are available on the Leadership & Governance page in the Investor Relations section of the Company’s website, www.balchem.com.

•	Director Independence
○
Each year, the Board conducts a survey to determine the independence of its members. The Board has determined that each of the Company’s directors, other than Mr. Harris, is independent, as is defined under the Nasdaq Listing Rules.

CORPORATE GOVERNANCE
•	Evaluations
○	The Board conducts an annual self-evaluation (which Includes a director self-assessment) and the Committees conduct a self-evaluation on a biennial basis.
Corporate Risk Oversight
The Board provides general oversight of the Company’s risk management program, focusing on the most significant and material risks facing the Company and helps to ensure that management develops and implements preventative controls and appropriate risk mitigation strategies.
At the direction of the Board, we have instituted an enterprise-wide risk management process that identifies potential exposure to risks that arise in the course of our business. The Board uses our enterprise-wide risk management system as a key tool for understanding the risks facing us as well as assessing whether management's processes, procedures and practices for mitigating those risks are effective. Our Internal Audit function is primarily responsible for the planning, assessment and reporting of our risk profile and this risk management system.
Although most risk oversight activities are administered through the Audit Committee, each of our Board Committees has historically focused and continues to focus on specific risks within its respective area of responsibility and regularly reports to the full Board.
The Board and the Audit Committee regularly discuss the Company’s major risk exposures with management, their potential financial impact on the Company and the management thereof.
(1)
The Audit Committee receives, or arranges for the Board to receive, on a no less than annual basis, reports from management on areas of material risk to the Company, including financial, operational, legal, regulatory, information security and cybersecurity and strategic risks (the “Company Risk Reports”).

(2)
The Audit Committee receives the Company Risk Reports from members of management tasked with the responsibility to understand, manage and mitigate the risks (with the Company’s enterprise risk management effort being facilitated by its Internal Audit function).

(3)
The Chair of the Audit Committee reports on its discussion of the Company Risk Reports to the full Board during the Committee reports portion of the Board meeting following the receipt of said Company Risk Reports, which enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to cross-discipline risks and interrelated risks.

The Compensation Committee also evaluates risk, as such relates to our compensation program. Please refer to the discussion in the Compensation Discussion and Analysis under the section “Risk Considerations in our Compensation Program.”
As part of its role in evaluating the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company's corporate governance framework, including its Articles of Incorporation and Bylaws, the Governance Committee evaluates the risks associated it with these practices and procedures.
Additionally, the Governance Committee plays a critical role in mitigating the risks associated with key employee departures via its role in succession planning for the Chief Executive Officer (“CEO”) and other executives. At least once per year, usually as part of the annual talent review process, the Governance Committee and the Board discuss and review the succession plans for the CEO and other key executives. The Board also becomes familiar with potential successors via various means, including annual talent reviews, presentations to the Board, and communications outside of meetings. Our succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for our future business success.

CORPORATE GOVERNANCE
The chart below sets forth the responsibilities of the Board and its Committees for risk oversight:

Sustainability
We are committed to running our business in a way that respects the overall environment in which we operate. Therefore, corporate responsibility and sustainability play an important role in our strategies and long-term value creation for our stakeholders. We believe that our sustainability practices require transparency and accountability. Our sustainability framework focuses on the most critical Environmental, Social, and Governance (“ESG”) topics relevant to our business and stakeholders, including monitoring climate risk and diversity and inclusion efforts. The Governance Committee periodically, and at least annually, reviews Balchem’s ESG strategy, initiatives, and policies. In 2019, we modified the Governance Guidelines to more accurately reflect the Company’s commitment to seeking and electing diverse board members.
The Company issues a sustainability report on an annual basis, which is the result of a process of engagement with Balchem’s stakeholders to understand their sustainability interests and concerns and capture Balchem’s efforts and achievements in key areas of sustainability. The report can be found on our Corporate Social Responsibility page at www.balchem.com. Our Governance Committee, in connection with its responsibility for reviewing the Company’s activities and practices regarding ESG matters, maintains responsibility for oversight of our sustainability-related practices and monitors the Company’s progress in this area. Periodically, and at least annually, our entire Board receives information on our ESG efforts, with a focus on the Company’s sustainability program, including performance against targets.

CORPORATE GOVERNANCE
Cybersecurity
Cybersecurity is a critical part of our risk management which the Board oversees. To more effectively address cybersecurity threats, we have numerous layers of security within our “Zero-Trust” network which is managed by our Information Technology Department. Our cybersecurity programs align with numerous standards and continues to grow and develop as new technologies emerge. Further, we have regular (monthly) user awareness testing and semi-annual trainings in place which helps keep all end users and executive leadership up-to-date on the most current threats. The global head of Information Security provides periodic briefings to the Board regarding the current thread landscape at Balchem, cybersecurity technologies and best practices that we follow, and major cybersecurity incidents (if any). Additional activities to maintain and enhance information security are discussed below.
•	Reliable, Scalable Systems and Infrastructure
Our information security systems, infrastructure, and processes are built on and follow the U.S. National Institute of Standards and Technology (“NIST”) framework for information security, which is a set of guidelines, accepted standards, and best practices for mitigating organizational cybersecurity risks published by NIST. Balchem continues to make significant investments in industry-leading and advanced technologies as part of our strategy to strengthen our security posture, business continuity capabilities, and ability to protect and safeguard systems and stakeholder data. Our Information Security Program and systems are tested and assessed annually by an independent third party.
•	Automation and Artificial Intelligence
Balchem has implemented automated systems to proactively test attack vectors by emulating inside and outside threats resulting in the validation of our ability to detect and defend against a cyber attack. Artificial intelligence is used as part of early warning systems designed to detect, alert, and respond to potential cyber threats.
•	Training
Recognizing that information security, stakeholder data, and privacy principles involve more than just systems and infrastructure, Balchem provides semi-annual cybersecurity education and training to all users with access to IT systems, devices, or applications. Social engineering phishing campaigns are conducted monthly with the goal of building a culture of cybersecurity, as well as raising awareness and reinforcing best practices across the organization.
Corporate Strategy
At least once per year, the Board and senior management engage in an in-depth strategic review of our corporate strategy and our business units’ strategic plans. These plans are designed to create long-term shareholder value and serve as the foundation upon which goals are established. Throughout the year, the Board reviews our strategy and monitors management's progress against such goals.

CORPORATE GOVERNANCE
Board Structure & Responsibilities
Committees of the Board of Directors
The Board has the following standing committees, each of which is comprised solely of independent directors:
(1)	Executive Committee;
(2)	Audit Committee;
(3)	Compensation Committee; and
(4)	Governance Committee.
The Board appoints the members of each Committee. The Governance Committee evaluates and recommends to the Board the responsibilities of the Board committees, including composition of committees, structure of committees, and operations. The table below represents the current committee composition.
Name	Audit	Compensation	Governance	Executive
David Fischer
Kathleen Fish			Chair
Daniel Knutson	Chair
Joyce Lee
Perry Premdas*
Dr. John Televantos*
Matthew Wineinger		Chair		Chair
Number of Committee Meetings Held in 2022	7	3	3	0
*	Mr. Premdas and Dr. Televantos who are both Class 3 Directors will be retiring at the end of the Annual Meeting pursuant to our Director Retirement Policy.
Audit Committee
The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee also assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting, internal controls and procedures, and audit functions.
The other primary duties and responsibilities of the Audit Committee are to:
(1)	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;
(2)	monitor the independence, qualifications, performance and compensation of the Company’s independent auditors;
(3)	establish policies and procedures with respect to enterprise risk assessment and risk management;
(4)	review Company procedures for identifying, monitoring, and mitigating risk exposures, including cybersecurity risks; and
(5)	provide an avenue of communication among the independent auditors, internal audit, management and the Board.
The Audit Committee’s role with respect to the Company’s risk oversight is discussed under the section above entitled “Corporate Risk Oversight.” The Audit Committee also monitors and, if necessary, investigates reports made to the Company’s hotline. Responsibilities, activities and the independence of the Audit Committee are discussed in greater detail under the section below entitled “Audit Committee Report.”

CORPORATE GOVERNANCE
The Board has determined that Mr. Knutson, Chair of the Audit Committee, and Messrs. Fischer and Wineinger qualify as “audit committee financial experts,” as defined by SEC rules, and that all members of the Audit Committee are “independent” under the Nasdaq Listing Rules and SEC independence requirements applicable to audit committee members.
Compensation Committee
The duties of the Compensation Committee are, among other things, to:
(1)	ensure that compensation and benefit plans are aligned with the interests of shareholders and meet the needs of the Company and its employees;
(2)
review, approve and recommend to the Board for approval various aspects of a compensation program, including incentives, for the CEO and senior executives of the Company (the CEO may not be present during deliberations or voting on his compensation);

(3)	recommend to the Board for approval the compensation of directors; and
(4)	administer the Company’s equity compensation plans.
The Compensation Committee solicits input from our CEO with respect to the performance of our executive officers and their compensation levels no less frequently than annually, usually in the first quarter. The members of our Compensation Committee have extensive and varied experience with various public and private corporations - as investors and shareholders, as senior executives, and as directors charged with the oversight of management and the setting of executive compensation levels.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual.
In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are:
(1)	“non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and
(2)	“outside directors” for Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
In setting 2022 director and executive compensation the Compensation Committee engaged Mercer, LLC (“Mercer”), an independent executive compensation advisory firm, to provide survey data and advice on market trends on director and executive compensation. For fiscal year 2022, Mercer’s aggregate fees for executive and Non-Employee Director compensation consulting services were approximately $114,390 relating to executive and Board compensation matters.
Mercer is a wholly owned subsidiary of Marsh & McLennan Companies (“MMC”). In 2022, MMC and its affiliates (excluding Mercer) provided certain services to us and our affiliates unrelated to executive and Non-Employee Director compensation, primarily, insurance brokerage and other professional services. For these services, MMC and its affiliates received compensation totaling approximately $526,682. The non-compensation-related services were recommended by management, and the services and fees are not subject to the Compensation Committee’s or the Board’s review or approval. The Mercer consultants providing services to the Compensation Committee and the Company do not market or sell to us, nor do they receive incentive or other compensation based on, these non-compensation-related services.
The Compensation Committee considered the independence of Mercer under applicable SEC rules and regulations and Nasdaq listing standards. Based on its review, the Compensation Committee determined that the services provided by MMC and its affiliates and the engagement of Mercer did not raise any conflict of interest or other issues that would adversely impact Mercer’s independence.
In early 2022, the Compensation Committee reviewed with senior management its recommendations and basis for Company performance goals for payouts of 2022 annual incentive awards and long-term compensation awards. Following this discussion, the Compensation Committee set the 2022 Company performance goals for annual incentive awards and long-term compensation awards and also approved the long-term compensation awards. For information regarding the Compensation Committee’s role, absence of conflicts and fees, among other matters, see “Compensation Discussion and Analysis.”

CORPORATE GOVERNANCE
Governance Committee
The duties of the Governance Committee are, among other things, to:
(1)	considering and making recommendations to the Board concerning the appropriate size, function and needs of the Board;
(2)	determining the criteria for Board membership, overseeing searches, and evaluating and recommending candidates for election to the Board;
(3)	evaluating and recommending to the Board responsibilities of the Board committees;
(4)	annually reviewing and assessing the adequacy of the Governance Guidelines and recommending any changes to the Board for adoption;
(5)	annually evaluating its own performance as well as overseeing an annual self-evaluation of the Board (which includes a director self-assessment) and other Board Committees;
(6)	overseeing compliance with the Company’s Stock Ownership Policies;
(7)
developing and recommending to the Board for approval a CEO and other key executive succession plan (the “Succession Plan”), reviewing the Succession Plan annually with the CEO and Board, developing and evaluating potential candidates for these positions and recommending to the Board any candidates or changes to previously identified candidates under the Succession Plan;

(8)
considering matters of corporate social responsibility, including reviewing the Company’s activities and practices regarding ESG matters that are significant to the Company and periodically reviewing the Company’s ESG strategy, initiatives and policies;

(9)	recruiting and evaluating new candidates for nomination by the full Board for election as directors,
(10)	preparing and updating an orientation program for new directors;
(11)	evaluating the performance of current directors in connection with the expiration of their term in office and providing advice to the full Board as to their nomination for reelection; and,
(12)	annually reviewing and recommending policies on director retirement age.
Executive Committee
The Executive Committee is authorized to exercise all the powers of the Board in the interim meetings of the Board, subject to the limitations imposed by Maryland law. The Executive Committee, convenes as needed, and is also responsible for:
(1)	the recruitment, evaluation and selection of suitable candidates for the position of CEO, for approval by the full Board; and,
(2)	the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO.
Executive Sessions of the Board of Directors
The Company’s independent directors meet regularly in executive sessions following each regularly scheduled meeting of the Board. These executive sessions are presided over by the Lead Director.
Board Chair
Balchem’s Governance Committee continuously reviews the functioning of the Board and makes recommendations (based on its determination of the best interests of the Company and our shareholders and consistent with our Governance Guidelines) to the Board regarding the CEO, Chairman of the Board (the “Chairman”) and Lead Director.
•
Our Corporate Governance Guidelines do not require the Chairman to be an independent director and do not require separation of the Chairman and CEO positions. However, per our Corporate Governance Guidelines, the Board appoints a Lead Director who functions to reinforce the independence of the Board of Directors, and is appointed from the independent directors.

•
The Board and the Governance Committee regularly consider the appropriate leadership structure for the Company and have concluded that the Company and its shareholders are best served by the Board and the Governance Committee retaining discretion to determine whether the same individual should serve as both CEO and Chairman.

•
The Board and the Governance Committee believe it is important to retain the flexibility to make this determination based on what it believes will provide the best leadership structure for the Company at any given time.

CORPORATE GOVERNANCE
Mr. Harris, our CEO and President, has been the Chairman since January 1, 2017. The Board and the Governance Committee currently believe the Company and its shareholders are best served by having Mr. Harris serve in both positions. The Board and the Governance Committee believe several factors support this decision. These include:
•
The combined Chairman and CEO structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to shareholders, employees and other stakeholders.

•
Mr. Harris is thoroughly familiar with our business and the challenges the Company faces in the current environment and is best situated to lead and focus discussions on those critical matters affecting the Company, which increases the effectiveness of Board meetings.

•
Finally, the combination of the Chairman and the CEO position succeeds because of the engaged, knowledgeable involvement of our Board in combination with our culture of open communication with the CEO and senior management, enabling the CEO to be an effective conduit between management and the Board.

Lead Director
Our board leadership structure is supported by the active function of the Lead Director, who provides and confirms the necessary independence in the functioning of the Board.
The Board of Directors has had a Lead Director since 2005. Dr. Televantos was the Lead Director until February 2023 and Mr. Wineinger has been the Lead Director since February 2023. The Lead Director role reinforces the independence of the Board and is appointed from the independent directors.
The Lead Director serves at the pleasure of the Board and, in any event, only so long as that person is an independent director of the Company. The Governance Committee annually reviews the functions of the Lead Director and recommends to the Board any changes that it considers appropriate. The Lead Director provides a source of Board leadership complementary to that of the Chairman.
The Lead Director’s responsibilities include:
(1)	working with the Chairman and other directors to set agendas for Board meetings;
(2)	together with the Executive Committee, providing leadership in times of crisis;
(3)	reviewing the individual performance of each of the directors with the Chair of the Governance Committee;
(4)	chairing regular meetings of independent Board members without management present (executive sessions);
(5)	acting as liaison between the independent directors and the Chairman; and
(6)	chairing Board meetings when the Chairman is not in attendance.
Compensation Committee Interlocks and Insider Participation
Dr. Televantos and Messrs. Fischer, Knutson and Wineinger, each of whom is an independent director of the Company, served as the members of the Compensation Committee during 2022. Mr. Knutson replaced Mr. Premdas as member of the Compensation Committee in February 2022.
None of Messrs. Fischer, Knutson, Premdas, Wineinger, nor Dr. Televantos:
(i)	was, during the last completed fiscal year, an officer or employee of the Company,
(ii)	was formerly an officer of the Company, or
(iii)	had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.
During 2022, there were no interlocking relationships between the Board or Compensation Committee, or the board of directors or compensation committee of any other company that are required to be disclosed under Item 407 of Regulation S-K.
Related Party Transactions Policy
See Page 61 of this proxy statement.

CORPORATE GOVERNANCE
Director Retirement Policy
Directors must satisfy the Company’s age limit policy for directors, which require that a director retire at the conclusion of the term in which the director reaches the age of 70 (the “Director Retirement Policy”).
Under the Director Retirement Policy, neither Dr. Televantos nor Mr. Premdas will be eligible to stand for election in 2023 as a member of Class 3 of the Board and will be retiring upon the completion of their term at the conclusion of the 2023 Annual Meeting. The Board took the following steps in anticipation of these retirements.
In February 2022:
1.	Mr. Knutson became a member of the Compensation Committee, replacing Mr. Premdas;
2.	Ms. Lee became a member of the Governance Committee, replacing Dr. Televantos; and
3.	Mr. Wineinger became a member of the Audit Committee.
Further, in February 2023:
1.	Mr. Wineinger became Lead Director, replacing Dr. Televantos;
2.	Mr. Wineinger became Chair of the Compensation Committee and Executive Committee, respectively, replacing Dr. Televantos;
3.	Ms. Fish became a member of the Executive Committee, replacing Mr. Premdas;
4.	Ms. Fish became a member of the Compensation Committee;
5.	Ms. Fish became Chair of the Governance Committee, replacing Mr. Wineinger;
6.	Mr. Fischer rotated off of the Audit Committee; and
7.	Mr. Fischer became a member of the Governance Committee, replacing Mr. Premdas.
Nominations of Directors
The Governance Committee considers recommending that the Board re-nominate incumbent directors who continue to satisfy the Company’s criteria for membership on the Board, particularly whether the director will continue to make meaningful contributions to the Board. When vacancies occur on the Board, the Governance Committee will solicit recommendations from Board members, members of management and others likely to be familiar with qualified candidates.
The Governance Committee typically engages a professional search firm to assist in identifying qualified candidates. The Company may also consider candidates recommended by one or more substantial, long-term shareholders. Generally, shareholders that individually or as a group hold 5% or more of our Common Stock for more than one year will be considered substantial, long-term shareholders. To be considered by the Governance Committee, the nomination must comply with Article II, Section 6 of our Bylaws and be properly submitted to the Secretary of the Company by the deadline for including shareholder proposals as set forth below in “Shareholder Proposals for 2024 Annual Meeting of Shareholders.” Shareholder nominations that comply with these procedures and meet the criteria outlined above and in our Bylaws will receive the same consideration that other candidates.
The Governance Committee considers the following criteria when evaluating candidates:
(1)	have experience and skills in areas critical to understanding the Company and its business;
(2)	possess certain personal characteristics, such as integrity and judgment;
(3)	have a diverse background of experience and perspectives (including business experience, geographic origin, age, gender, and ethnicity); and
(4)	have sufficient ability to commit the necessary time and effort required to serve on the Board.
Members of the Governance Committee (and/or the Board) also meet personally with each candidate to evaluate the candidate’s ability to work effectively with other members of the Board, while also exercising independent judgment. The Board believes that diversity within a Board promotes the inclusion of different perspectives and ideas and ensures that the Company benefits from all available talent. Therefore, the Board evaluates each candidate in the context of the Board as a whole, with the objective of recommending an individual that can best contribute to perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment based upon a diversity of background, experience and perspectives.

CORPORATE GOVERNANCE
Board Refreshment and Diversity
As noted above, the Board seeks to identify a diverse talent pool of highly qualified candidates for consideration as part of board refreshment. We believe that Board membership should reflect diversity in its broadest sense and that diversity within a Board promotes the inclusion of different perspectives and ideas, mitigates against group think and ensures that the Company has the opportunity to benefit from all available talent. We also seek to combine the skills and experience of our long-standing Board members with fresh perspectives, insights, skills and experiences of new members.
In selecting and assessing potential Board candidates, the Board, with the support of the Governance Committee, takes into consideration a broad range of factors such as skills, expertise, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, leadership, achievements and experience in matters affecting business and industry, board experience and viewpoints, including a candidate’s gender, race, ethnicity, geography and other factors that would complement the existing Board and contribute to enhancing the quality of the Board’s deliberations and decisions, recognizing that our businesses and operations are diverse and global in nature.
Upon the retirements of Dr. Televantos and Mr. Premdas at the conclusion of the 2023 Annual Meeting, the Board will be comprised of 6 members, two of whom are women (33.3% gender diversity). In light of the upcoming retirements and as part of its Board refreshment, the Board, with the support of the Governance Committee and a professional search firm, is currently in the process of identifying highly qualified and diverse candidates, and fully expects to appoint at least two new directors to serve on the Board prior to the Annual Meeting next year (2024) and continue to maintain at least 30% gender diversity.
Meeting Attendance
During 2022: (i) the Board held six meetings (including one special meeting); (ii) the Audit Committee held seven meetings; (iii) the Compensation Committee held three meetings; (iv) the Governance Committee held three meetings; and (v) the Executive Committee did not meet.
Each of our directors demonstrates their strong engagement, has adequate time to devote to Board matters, and has high attendance. During 2022, all directors attended, on average, 97.9% of Board meetings and 100% of all Committee meetings on which they served during that year. No director attended less than 83% of all meetings.
Communicating with the Board of Directors and Shareholder Engagement
We maintain an active dialogue with our shareholders. We value the opinions of our shareholders and other stakeholders and welcome their views throughout the year on key issues. In 2022, we had ongoing dialogue with shareholders with respect to corporate governance and ESG matters. Our shareholders have expressed their support for our corporate governance practices and ESG initiatives.
Members of the Board and executive officers are accessible by mail in care of the Company. Any matter intended for the Board or for any individual member or members of the Board should be directed to the Secretary with a request to forward the communication to the intended recipient. In the alternative, shareholders may direct correspondence to the Board via the Chairman or to the attention of the Lead Director in care of the Company at the Company’s principal executive office address, 5 Paragon Drive, Montvale, New Jersey, 07645. The Company will forward such communications, unless of an obviously inappropriate nature, to the intended recipient.
Director Compensation
In February, 2022, the Compensation Committee engaged Mercer, LLC (“Mercer”), an independent executive compensation advisory firm, to conduct a review of Non-Executive Director compensation to assist in ensuring alignment with current market and peer group practices.
Based on their review, Mercer recommended, and the Compensation Committee reviewed and approved, a new Non-Executive Director compensation structure which includes the following components, plus expenses, effective March 1, 2022. For 2022, these amounts were pro-rated based on the effective date.
(1)	Annual Cash Retainer – $65,000;
(2)	Annual Fee for Audit Committee Chair – $15,000;
(3)	Annual Fee for Compensation Committee Chair – $10,000; and,
(4)	Annual Fee for the Governance Committee Chair – $10,000.

CORPORATE GOVERNANCE
Directors also received equity awards composed of Time-Based Restricted Shares and Stock Options (in each case as defined below) as more fully discussed in the table below. The target equity award value remained the same for 2022 compared with the prior year.
The following table sets forth the fees, equity awards, and other compensation earned, paid, or awarded to each of the Company’s Non-Executive Directors the fiscal year ended December 31, 2022.
Name	Retainer & Fees(1)	Stock Awards(2)	All Other Compensation ($)	Total ($)
David Fischer	$65,167	$140,631	0	$205,798
Kathleen Fish	$64,167	$140,631	0	$204,798
Daniel Knutson	$79,667	$140,631	0	$220,298
Joyce Lee	$65,167	$140,631	0	$205,798
Perry Premdas	$64,167	$140,631	0	$204,798
John Televantos	$93,750	$140,631	0	$234,381
Matthew Wineinger	$75,833	$140,631	0	$216,464
(1)
The new Non-Executive Director Compensation Structure went into effect on March 1, 2022. The retainer and fees reflect a composite of the prior compensation structure (January-February, 2022) and the new compensation structure (March-December, 2022). For January-February 2022, the directors were paid a pro-rated annual retainer of $30,000 for each Board meeting attended and a fee of $4,000 for each Board meeting attended. Further, for January-February 2022, Committee members were paid a fee of $1,000 for each committee attended, the Lead Director received an annual retainer of $16,000, the Chair of the Audit Committee received $12,000, the Chair of the Compensation Committee received $10,000 and the Chair of the Governance Committee received $8,000, as an annual retainer, respectively.

(2)
On February 10, 2022, each Non-Executive Director, was granted 509 Time-Based Restricted Shares and 1,747 Stock Options. The Time-Based Restricted Shares cliff vest after three years. The grant date fair value per share of each share of restricted stock was $138.07. The Stock Options have a strike price of $138.07 per share and expire on February 10, 2032.

The following table shows the aggregate number of Stock Options and stock awards outstanding for each outside director as of December 31, 2022:
Name	Aggregate Stock Options Outstanding as of 12/31/2022	Aggregate Stock Awards Outstanding as of 12/31/2022
David Fischer	13,787	1,706
Kathleen Fish	1,747	509
Daniel Knutson	13,787	1,706
Perry Premdas	13,787	1,706
Joyce Lee	6,817	1,706
John Televantos	13,787	1,706
Matthew Wineinger	13,787	1,706
Under the Time-Based Restricted Shares grant agreements, restricted shares vest in full, three years from grant, or upon an earlier change of control of the Company, provided the director is a director of the Company on that date. The Time-Based Restricted Shares will also vest in full upon the director’s death.
In the event of the director’s major disability or the director’s resignation due to a conflict of interest or serious illness, the number of Time-Based Restricted Shares that vest equals the product of:
(A)	1/36 of the total number of Time-Based Restricted Shares subject to the applicable grant; and
(B)
the number of full months that the director has served on the Board from the date of the grant to the date of the director’s retirement or resignation, as applicable; and all Restricted Shares not so vested shall be immediately forfeited.

CORPORATE GOVERNANCE
Under the Stock Option grant agreements, the Stock Options have a term of ten years from the grant date and become exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years, beginning on the first anniversary of the grant date, or upon an earlier change of control of the Company, provided the director is a director of the Company on that date. The Stock Options will also become fully exercisable in full upon the director’s death.
In the event of the director’s major disability or the director’s resignation from the Board of Directors due to a conflict of interest or serious illness, the options continue to vest and become exercisable in accordance with the applicable vesting schedule.
If a director voluntarily retires:
(1)	in accordance with the Director Retirement Policy discussed above and the combination of the Director’s age and years of service as a member of the Board is equal to or greater than 75; or
(2)
prior to the conclusion of his or her term in which he or she reaches the age of 70 and the combination of the Director’s age and years of service as a member of the Board is equal to or greater than 75 and he/she has given the Company one (1) year’s prior written notice to the Company of his/her intention to retire;

then:
(A)	all Stock Options shall continue to vest and become exercisable in accordance with their original vesting schedule; and
(B)	All Time-Based Restricted Shares shall continue to vest in accordance with their original vesting schedule.
The Company does not pay any other direct or indirect compensation to directors.
The Company has a Stock Ownership Policy that applies to directors. See “Stock Ownership Requirements; Trading Limitations.”

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This CD&A focuses on the compensation of our NEOs.
Named Executive Officers
Our NEOs for 2022 are the following individuals:
Name	Position
Theodore L. Harris	Chairman, President and Chief Executive Officer
C. Martin Bengtsson	Executive Vice President and Chief Financial Officer
Jonathan H. Griffin	Senior Vice President and General Manager, Animal Nutrition and Health
James (“Jim”) C. Hyde*	Former Senior Vice President and General Manager, Human Nutrition and Health
Hatsuki Miyata	Executive Vice President, General Counsel and Secretary
Martin L. Reid	Senior Vice President and Chief Supply Chain Officer
*	Mr. Hyde retired as Senior Vice President and General Manager, Human Nutrition and Health on October 31, 2022. Mr. Hyde is expected to retire from the Company in 2023.
Compensation Objectives and Philosophy
At Balchem, we strive to attract and retain key executives who will consistently deliver short- and long-term value to our shareholders through the realization of our specific business objectives. These include consistent, sustained growth in earnings, cash flow and return on investments. We seek to offer competitive salaries, cash incentives, equity awards and benefit plans consistent with peer entities, while also considering the Company’s financial performance. Rewarding key employees who contribute to the continued success of the Company through cash compensation and equity participation are key elements of the Company’s compensation policy.
The Company’s executive compensation policy is designed to establish a direct link between executive compensation and the performance of the Company by rewarding individual results and the achievement of annual corporate goals through salary and cash bonus awards, and to provide equity awards to incentivize executives to generate enhanced shareholder value.
Consistent with this philosophy, the Compensation Committee favors a “pay for performance” approach. As a result, our compensation program contains a mix of stable and at-risk compensation components, where a significant percentage of executive compensation is variable and tied to corporate performance.

COMPENSATION DISCUSSION AND ANALYSIS
What We DO and DO NOT DO
We DO	We DO NOT
Target total direct compensation for our NEOs generally at the 50th percentile as part of our annual benchmarking process against a similarly sized peer group.	Allow hedging or pledging of Company securities for any employee (including our NEOs) or director.

Pay for performance and, accordingly, a significant portion of each NEO’s total compensation opportunity is “at risk” and dependent upon achievement of specific corporate and individual performance goals, resulting in lesser emphasis on fixed base salary.
Encourage unnecessary or excessive risk-taking as a result of our compensation policies and practices.
Base our short-term incentive plan on explicit and quantifiable Corporate and business segment financial performance metrics that are set at the beginning of each year.	Have employment agreements with any of our NEOs other than as described in the section of this proxy statement titled “Executive Compensation.”
Complement our annual compensation to each NEO with time-based and performance-based multi-year vesting schedules and performance cycles for equity incentive awards.	Provide a defined benefit pension plan for our NEOs.
Have annual base salary adjustments that are based, primarily, on prior-year individual performance.
Provide for “gross ups” for excise taxes imposed with respect to Section 280G (change-in-control payments) or Section 409A (nonqualified deferred compensation) of Internal Revenue Code of 1986, as amended (the “Code”).

Maintain a clawback provision pursuant to which the Company can seek reimbursement of either cash or equity-based incentive compensation in the event of a financial restatement, to the extent set forth in any applicable compensation recovery policy contained in the 2017 Plan or implemented by the Company.

Except as may be provided for from time-to-time under employment agreements, provide for single-trigger vesting acceleration upon a change in control of the Company. There are currently no outstanding awards that provide for single-trigger vesting.

Maintain a Compensation Committee, which is comprised solely of independent directors.	Allow: (i) any repricing of options and Stock Appreciation Rights (“SARs”) without shareholder approval or (ii) for the unlimited transferability of awards.
Have stock ownership guidelines for our executives and non-employee directors.
Subject all awards under the 2017 Plan to minimum and maximum limits.
Ensure that a significant portion of our non-employee director compensation consists of long-term equity awards.
Consult with outside experts to determine the overall competitiveness of the Company’s executive compensation program.
Consideration of 2022 Shareholder Advisory Vote on Executive Compensation
At our 2022 Annual Meeting of Shareholders, our shareholders once again expressed support for our compensation programs and the compensation of our NEOs, with an approval rate of approximately 96% of votes cast “for” our management “Say-on-Pay” resolution. The Compensation Committee carefully evaluated the results of the 2022 “Say-on-Pay” vote and made no significant changes to the overall design of our compensation program during 2022. The Company communicates regularly with shareholders on various matters, including executive compensation, and seeks to incorporate shareholder input into its executive compensation practices. The Compensation Committee will continue to consider shareholder feedback and evolving best practices in making compensation decisions in future years and will continuously endeavor to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

COMPENSATION DISCUSSION AND ANALYSIS
Awards Under Incentive Plan
In addition, also driven in part by shareholder input and our continuing efforts to implement best practices in executive compensation, the following features are included in the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) and have been retained in the Amended and Restated 2017 Omnibus Incentive plan that is being presented to our shareholders for approval at the Annual Meeting (see Proposal 5):
•
Limitation on Shares: The maximum number of shares which may be issued under the 2017 Plan is 1,600,000 shares, which, if the Amended 2017 Plan is approved at the Annual Meeting, will increase to 2,400,000 shares;

•	No Repricing of Stock Options or SARs: No repricing, amendment or exchange of outstanding Stock Options/SARs is allowed without shareholder approval;
•	No Discounted Awards: The exercise price per share of stock under a Stock Option SAR award must be not less than the fair market value of our Common Stock on the date of grant;
•
Minimum Vesting: Except for 5% of the shares authorized for grant under the 2017 Plan and other limited exceptions, awards (other than cash performance awards) are generally subject to a minimum vesting period of one year;

•
Dividends or Dividend Equivalents: Dividends or dividend equivalents otherwise payable on an unvested award will accrue and be paid only when the vesting conditions applicable to the underlying award have been satisfied;

•	No Liberal Share Recycling: Recycling of shares used to satisfy the exercise price or taxes for any awards is prohibited;
•	No Liberal Change-in-Control: The consummation of a merger or similar transaction and a minimum acquisition of 50% of the outstanding shares is required before a change-in-control occurs;
•	No Automatic “Single-Trigger” Vesting on Change-in-Control: There is no automatic acceleration of any outstanding awards upon the occurrence of a change-in-control;
•
Limitations on Awards to Non-Employee Directors: In the case of awards to non-employee directors, the maximum amount or value that may be granted in any calendar year (inclusive of cash compensation) may not exceed $800,000; and

•
Compensation Recovery: In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirements under the securities laws, the Compensation Committee would have the discretion to require reimbursement or forfeiture of certain excess performance-based awards received by certain executive officers of the Company during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement.

COMPENSATION DISCUSSION AND ANALYSIS
Full Year 2022 Financial Summary

Note: GAAP Net Earnings were $105.4 million for FY 2022 and $96.1 million for FY 2021. Please refer to the reconciliation of the above non-GAAP financial measures (Adjusted EBITDA, Adjusted Net Earnings, and Adjusted Earnings Per Share) to the comparable GAAP financial measures in Appendix B beginning on page B-1 of this proxy statement.
Compensation Committee Methodology
NEOs Other than the CEO:
•	The CEO recommends to the Compensation Committee the amount of total annual compensation for each of the other NEOs.
•	The CEO completes an annual performance assessment for each of the other NEOs, which is reviewed and considered by the Compensation Committee.
The CEO:
•
The Compensation Committee conducts an annual performance appraisal of the CEO using evaluation information solicited from each independent Board member and recommends to the Board the annual compensation package for the CEO.

In determining the compensation of the Company’s NEOs for 2022, the Compensation Committee considered many quantitative and qualitative performance factors, including the financial performance of the Company, return on equity, cash flow, return on assets, growth, management of assets, liabilities, capital, liquidity and risk. The Compensation Committee also considered intangible factors such as the scope of responsibility of the NEO leadership within the Company, the community, the applicable industries in which the Company operates and the enhancement of shareholder value.
When establishing performance criteria for each of the NEOs and for the management team as a group, the Compensation Committee endeavors to balance short-term and long-term performance of the Company and cumulative shareholder value.
All factors are considered in the context of the market for Balchem’s products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.
The Compensation Committee believes that the total compensation provided to the NEOs is competitive and has been demonstrated as effective. Details regarding the NEO compensation are set forth in the tables that follow.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Consultants
The Compensation Committee has authority to engage attorneys, accountants and consultants, including executive compensation consultants, to solicit input concerning compensation matters, and to delegate any of its responsibilities to one or more directors or members of management, where it deems such delegation appropriate and permitted under applicable law.
To better understand the compensation practices of similar companies, the Compensation Committee from time to time, reviews data gathered from a custom peer group. The peer group used for benchmarking in 2022 was identified by Mercer in 2018. Peer group information serves as the primary reference point for the Compensation Committee with Mercer market survey data used as a secondary reference.
COMPENSATION DISCUSSION AND ANALYSIS
2022 Peer Group Companies
The following companies comprised our peer group for 2022:
American Vanguard Corp.	H.B. Fuller Co.	NewMarket Corp.
Ashland Global Corp.	Hain Celestial Group	Phibro Animal Health Corp.
Cabot Corp.	Ingevity Corp.	Quaker Chemical Corp.
Chase Corp.	Innospec Inc.	Sensient Technologies
Element Solutions	J&J Snack Foods Corp.	The Simply Good Foods Co.
Ferro Corp.	Kraton Corp.	Stepan Co.
FMC Corp.	Lancaster Colony Corp.	Tootsie Roll Industries
FutureFuel Corp.	Minerals Technologies
This peer group was developed based on comparability to the Company in terms of industry and size, with data gathered from peer group proxy statements. We intend to continue to retain outside compensation consultants that will provide benchmarking data. Based on input from Mercer, the peer group was refreshed in December 2021 and a new group of peers, which includes many of the companies identified above plus certain new peers, will be used for benchmarking purposes in 2023.
Benchmarks
While compensation survey data and benchmarking are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations, particularly with respect to individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of the program. For example, we consider other factors, including, but not limited to, the Company’s historical compensation trends; recommendations of the CEO; the performance of the Company, its operating units and their respective executives; market factors such as the health of the economy and of the industries served by the Company; the availability of executive talent; executives’ length of service; and internal assessments and recommendations regarding particular executives.
Base Salary
Base salary is the fixed component of pay based on each NEO’s job responsibilities, performance and competitive benchmark data. Annual incentive cash bonuses and long-term compensation also are based on a percentage of base salary.
To ensure we attract and retain the leadership talent required to successfully lead the Company, NEO base salaries are targeted to be competitive with base salary compensation paid to peer group NEOs and other relevant external benchmarks derived from established market survey information.
In establishing NEO base salaries, the Compensation Committee also considers:
•	experience and industry knowledge;
•	the quality and effectiveness of their leadership;
•	performance relative to total compensation;

COMPENSATION DISCUSSION AND ANALYSIS
•	internal pay equity among the NEOs and other Company senior executives;
•	historical considerations;
•	retention factors; and
•	input from our CEO regarding individual performance.
NEO base salaries are reviewed annually and may be adjusted to recognize individual performance, promotions, competitive compensation levels, retention requirements, internal pay equity, overall budgetary considerations and other qualitative factors.
Cash Based Incentives – Incentive Compensation Plan
Balchem’s Incentive Compensation Plan (“ICP”) represents a variable, at-risk, cash-based component of each NEO’s compensation. The Company’s policy is to base a meaningful portion of NEO cash compensation on variable incentive opportunities that drives year-over-year financial performance to align NEO compensation opportunities directly with Company financial performance.
ICP awards are based on two financial metrics:
•
Company Adjusted EBITDA (defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory); and,

•	Free Cash Flow (defined as operating cash flow minus capital expenditures).
Unless the Compensation Committee in its discretion determines otherwise, no ICP awards are payable unless the Company attains the Compensation Committee-approved threshold minimum of Adjusted EBITDA.
Adjusted EBITDA and Free Cash Flow are financial measures that are not in accordance with United States generally accepted accounting principles (“GAAP”). The Company believes that the use of these measures in the executive compensation context is helpful in evaluating and comparing our past financial performance with our future results.
These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP; however, the Company believes that they provide useful information about certain of the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future in the context of evaluating the performance of our executive officers.
As part of the 2022 ICP design, the Compensation Committee approved the inclusion of an ESG component in the ICP structure for senior management in the form of an ESG modifier of +/- 10% in an effort to drive accountability in advancing progress towards our ESG goals, including reducing greenhouse gas emissions by 25% by 2030 (from a 2020 baseline) and reducing water withdrawal by 25% by 2030 (from a 2020 baseline). Achieving progress toward these strategic targets is a baseline expectation and the enhancement or reduction of the ICP will only be for achievement well above or below overall expected progress towards our ESG goals. Regardless of ESG performance, the maximum payout for ICP is 200% of target.
The Compensation Committee may in its discretion approve cash-based bonuses when ICP goals are not met, if it believes there has nevertheless been exceptional segment or individual performance. No such discretionary bonuses were approved by the Compensation Committee in 2022. The Compensation Committee may also approve at its discretion ICP or discretionary cash-based awards at other times during the year in connection with new appointments or promotions. Our Compensation Committee does not time the issuance of incentive awards around our release of undisclosed material information.

COMPENSATION DISCUSSION AND ANALYSIS
ICP target amounts for each NEO are expressed as a percentage of actual base salary earned during the applicable calendar year. For 2022, NEO ICP targets were:
NEO	ICP Target as a Percent of Base Salary
Ted Harris	100%
Martin Bengtsson	65%
Jim Hyde	45%
Jonathan Griffin	45%
Hatsuki Miyata	50%
Martin Reid	45%
For the 2022 plan year, the Compensation Committee established the Adjusted EBITDA and Free Cash Flow performance weighting and metrics as follows:
Metric	Weighting	Threshold	Target	Stretch	Maximum
Adjusted EBITDA	70%	$189.8	$200.6	$210.6	$220.7
Free Cash Flow	30%	$108.2	$120.2	$126.2	$132.2
ESG Modifier for Executive Officers	+/- 10%
2022 ICP Discussion
On February 8, 2023, the Compensation Committee, following its review of the Company’s 2022 financial results, noted that the Company had achieved the following results:
Metric	2022 Result	Actual vs. Target	Payout Percentage
Adjusted EBITDA	$213.1 million	106.2%	147.1%
Free Cash Flow	$89.0 million	74.0%	0%
Based on the resulting Adjusted EBITDA and Free Cash Flow results, the Compensation Committee, approved the aggregate ICP payout level at 103.0% of target. With respect to the ESG modifier, the Compensation Committee recognized that good progress was made in 2022 was aligned with expectations. The modifier is intended to apply only to achievement that is well above or below overall expected progress. Therefore, the Compensation Committee did not modify the 2022 ICP payout up or down based on progress made towards ESG goals during the year.
For additional detail on the ICP, see “Summary Compensation Table – Non-Equity Incentive Plan Compensation.”
Equity Based Compensation – Long-Term Incentive Program (“LTIP”)
Our NEOs have significant responsibility for the management, growth and long-term success of the Company. Consequently, the Compensation Committee believes that a significant portion of their compensation be a variable, at-risk equity component that is aligned with the creation over time of value for shareholders and stakeholders while supporting critical retention and key leadership development efforts.

COMPENSATION DISCUSSION AND ANALYSIS
LTIP Awards
The Compensation Committee establishes each NEO’s “Target Equity Multiplier,” which is multiplied by the NEOs’ base salary to determine the “Target Equity Value” and expressed as the dollar value of the LTIP award. The Target Equity Multiplier for each NEO is shown below:
NEO	Target Equity Multiplier (of Base Salary)
Ted Harris	3.00
Martin Bengtsson	1.65
Jonathan Griffin	1.00
Jim Hyde	1.00
Hatsuki Miyata	1.00
Martin Reid	1.00
The Target Equity Value is then converted into equity awards based upon the fair value on the date LTIP awards are granted, usually in February of each calendar year, as computed in accordance with FASB Accounting Standards Codification 718.
Although the Compensation Committee approves the LTIP equity in this time frame, it also reviews competitive market data for NEOs from time to time. Beginning with the 2022 LTIP equity grant cycle, the Compensation Committee increased the LTIP targets for Mr. Harris and Mr. Bengtsson to 300% and 165% of base salary, respectively, in recognition of their outstanding contributions to the Company’s performance and to align both Mr. Harris’ and Mr. Bengtsson’s long-term equity compensation with the applicable peer group median.
The Compensation Committee may grant LTIP awards at other times during the year because of new appointments, promotions or other special circumstances. Our Compensation Committee does not time the grants of incentive awards around our release of undisclosed material information. The Compensation Committee may in its discretion adjust individual grants based upon individual performance.
The Target Equity Value is granted through a mix of stock options (“Stock Options”), time-based restricted shares (“Time-Based Restricted Shares”) and Performance Shares (as defined below) as follows:
•
25% of the 2022 Target Equity Value is awarded as Stock Options with an exercise price equal to the fair market value of our Common Stock on the date of grant. Stock Options have a ten-year term and vest 20% after Year 1, 40% after Year 2 and 40% after Year 3.

•
25% of the 2022 Target Equity Value is awarded as Time-Based Restricted Shares which are granted at the fair market value of our Common Stock on the date of grant and cliff vest three (3) years from said date.

•
25% of the 2022 Target Equity Value is awarded as EBITDA performance shares (“EBITDA Performance Shares”). The number of EBITDA Performance Shares that will vest (or not vest) is based upon the attainment of a pre-determined Company EBITDA performance target over the three (3) fiscal years beginning with the fiscal year in which the grant was made (“Performance Period”). The EBITDA Performance Shares will vest (or not vest) at the end of the Performance Period.

•
25% of the 2022 Target Equity Value is awarded as Total Shareholder Return performance shares (the “TSR Performance Shares” and collectively with the EBITDA Performance Shares, the “Performance Shares”). The number of TSR Performance Shares that will vest (or not vest) is based upon the relative Company TSR vs. the Russell 2000 Index over the three (3) fiscal years beginning with Performance Period.

The 2022-2024 Performance Period will conclude at the end of fiscal 2024 and the awards will pay out, to the extent earned, in shares of common stock in February 2025.

COMPENSATION DISCUSSION AND ANALYSIS
Stock Ownership Requirements; Trading Limitations
The Company has formal stock ownership requirements for its directors and executive officers. The requirements under the stock ownership policy are:
Director/Officer	Ownership Requirement (Value of Common Stock)
Directors	5x multiple of annual cash retainer
CEO	3x multiple of annual base salary
Chief Financial Officer	1.5x multiple of annual base salary
All Other Executive Officers	1x multiple of annual base salary
Both directors and executive officers have five years from the date of hire or commencement of service as a director, as applicable, to attain the required level of ownership. All directors and officers are currently in compliance with this policy. The Company provides in its insider trading policy that directors and executive officers may not sell Company securities short and may not sell puts, calls or other similar derivative securities tied to our Common Stock.
Clawback Provisions
The Company maintains a clawback provision pursuant to which the Company can seek reimbursement of either cash or equity-based incentive compensation in the event of a financial restatement, to the extent set forth in any applicable compensation recovery policy contained in the 2017 Plan or implemented by the Company.
Employment Agreements
The Company has employment agreements with Messrs. Harris and Hyde and has entered into the Bengtsson Offer Letter, which are described below under the section of this proxy statement titled “Termination of Employment and Change in Control Arrangements.” Other than such agreements, there are no agreements or understandings between the Company and any NEO that guarantee continued employment or any level of compensation, including incentive or bonus payments. The Company does not have a written policy regarding employment agreements. There is no provision in foregoing agreements or in any employment or other arrangement with any other executive officer whereby any tax gross-up payment to cover any excise taxes on excess parachute payments will be made.
Balchem Corporation 401(k) Plan
The Company sponsors the 401(k) Plan for eligible employees, including NEOs. The Company provides a fully vested match equal to 100% of participant contributions up to 6% of eligible compensation, subject to Internal Revenue Service guidelines. The 401(k) Plan also includes a discretionary profit-sharing contribution.
Active employees who have completed 1,000 hours of service, are 18 years of age or older, and are active employees of the Company on December 31 are eligible for the profit-sharing contribution. The amount of the Company’s contribution to the 401(k) Plan for each NEO is shown in a footnote to the “All Other Compensation” section of the Summary Compensation Table.
Perquisites
Perquisites are granted to the NEOs occasionally and are not a material component of compensation. Mr. Harris is entitled to the use of an automobile owned or leased by the Company and to be reimbursed for a specified level of premiums for life and disability insurance. He is also entitled to the use of a financial planner. The Company pays to insure and maintain Mr. Harris’ automobile, as well as reimburses Mr. Harris for auto expenses that are related to Company business. Messrs. Bengtsson, Griffin, Hyde, Reid and Ms. Miyata receive or received cash allowances associated with the use of their personal automobiles. Perquisites for each NEO are shown in the “All Other Compensation” section of the Summary Compensation Table.
Balchem Deferred Compensation Plan
Balchem offers a voluntary, non-qualified deferred compensation plan (“Deferred Compensation Plan”) for NEOs and select other executives. The Deferred Compensation Plan allows participants to defer up to 75% of annual base salary and up to 100% of annual ICP bonus. Compensation deferred under the Deferred

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Plan is deemed invested by the participant among various mutual fund investment options. Earnings (or losses) on investments are market earnings (or losses). The Deferred Compensation Plan is not formally funded nor does the Company guarantee any rate of return. The Company does not match any deferral contributions. Distributions may be in a lump sum or installments as determined by the participant’s distribution election.
Risk Considerations in Our Compensation Program
Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:
•	Our compensation consists of both fixed and variable components.
—
The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business aspects.

—	The variable portions of compensation (cash bonus and equity) are designed to reward both short- and long-term corporate performance.
○	For short-term performance, our cash bonus is awarded based primarily on corporate and business segment performance goals or targets.
○
For long-term performance, our Stock Options generally vest ratably over three years and are only valuable if our stock price increases over time. Our Time-Based Restricted Share grants and Performance Share grants generally cliff vest in three years.

•
The variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks in doing so.

•
The use of Adjusted EBITDA as the contingent factor upon which ICP cash incentive depends, encourages our executives to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may create incentives for management to drive sales without regard to cost structure. No payout is made under the ICP program if we are not sufficiently profitable.

•
Our ICP and LTIP awards are capped for each participant, which mitigates excessive risk-taking. Even if the Company dramatically exceeds its Adjusted EBITDA target, the awards are limited. Conversely, there is no ICP or LTIP award unless minimum performance levels of applicable goals are achieved.

•
Because a portion of management’s personal investment portfolio consists of the Company’s stock, we believe that the stock ownership guidelines we have in place provide a considerable incentive for management to consider the Company’s long-term interests in both their short- and long-term decisions. In addition, we prohibit all hedging transactions involving our stock, so our executives and directors cannot insulate themselves from the effects of poor Company stock price performance.

The following table sets forth fixed and variable components as a percentage of total compensation, as presented in the “Total” column of the “Summary Compensation Table for 2022,” that we paid for the year ended December 31, 2022, to each NEO.
Name	Fixed Component of Compensation	Variable Component of Compensation
Ted Harris	9.6%	90.4%
Martin Bengtsson	32.1%	67.9%
Jonathan Griffin	41.7%	58.3%
Jim Hyde	41.7%	58.3%
Hatsuki Miyata	22.8%	77.2%
Martin Reid	42.6%	57.4%

Compensation Committee Report
We have reviewed and discussed the above “Compensation Discussion and Analysis” with management.
Based upon this review and discussion, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
COMPENSATION COMMITTEE
Matthew Wineinger (Chair)
Kathy Fish
David Fischer
Daniel Knutson

Executive Compensation
Summary Compensation Table
The following table sets forth the compensation earned by our NEOs:
Name and Principal Position	Year	Salary	Stock Awards (1)	Stock Options (1)	Non-equity Incentive Plan Compensation (2)	Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Ted Harris, Chairman, President and Chief Executive Officer	2022	$1,100,000	$2,476,850	$7,137,150	$1,189,293	$0	$44,972	$11,948,265
	2021	$1,050,000	$2,165,751	$725,105	$1,757,640	$0	$63,177	$5,761,673
	2020	$1,000,000	$1,688,698	$564,725	$1,318,131	$0	$48,701	$4,620,255
Martin Bengtsson, Executive Vice President and Chief Financial Officer	2022	$502,226	$601,307	$201,299	$329,903	$0	$32,000	$1,666,735
	2021	$478,311	$521,223	$175,482	$482,627	$0	$31,250	$1,688,893
	2020	$454,329	$328,430	$110,640	$362,287	$0	$30,400	$1,286,086
Jonathan Griffin, Senior Vice President and General Manager, Animal Nutrition and Health	2022	$391,577	$285,509	$96,623	$204,038	$0	$28,400	$1,006,147
	2021	$364,291	$250,755	$86,086	$140,009	$0	$27,650	$868,791
	2020	$320,939	$221,900	$73,760	$192,499	$0	$26,800	$835,898
Jim Hyde Former Senior Vice President and General Manager, Human Health and Nutrition	2022	$467,997	$339,672	$116,753	$245,358	$0	$33,200	$1,202,980
	2021	$445,712	$325,169	$109,262	$327,731	$0	$32,450	$1,240,324
	2020	$429,887	$324,737	$108,335	$240,893	$0	$31,600	$1,135,452
Hatsuki Miyata, Executive Vice President, General Counsel and Secretary	2022	$176,539	$534,000	$0	$218,809	$0	$46,319	$975,667
Martin Reid, Senior Vice President and Chief Supply Chain Officer	2022	$437,423	$319,777	$108,701	$202,836	$0	$32,000	$1,100,737
	2021	$375,962	$499,872	$191,128	$339,539	$0	$26,227	$1,432,728
(1)
The amounts included in the “Stock Awards” and “Stock Options” columns reflect the aggregate grant date fair value as computed in accordance with FASB Accounting Standards Codification 718 adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. A discussion of the assumptions used in valuation of Stock Options may be found in “Note 3 – Shareholders’ Equity” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 24, 2023. For the fiscal years ended December 31, 2020 - 2022, the awards reported in the “Stock Awards” column above consist of Performance Shares and Time-Based Restricted Shares. The grant date fair value of the Performance Shares is reflected at target payout based on the probable outcome of the applicable performance conditions. The maximum value for the Performance Shares is as follows: (i) for 2022: Mr. Harris – $3,523,546; Mr. Bengtsson – $856,034; Mr. Griffin - $405,926; Mr. Hyde – $483,245; Ms. Miyata N/A; Mr. Reid $455,631; (ii) for 2021: Mr. Harris – $2,713,781; Mr. Bengtsson – $652,832; Mr. Griffin - $314,503; Mr. Hyde – $407,425; Ms. Miyata N/A; Mr. Reid - $402,659; and (iii) for 2020: Mr. Harris - $1,992,532; Mr. Bengtsson – $387,312; Mr. Griffin - $261,940; Mr. Hyde – $382,835 Ms. Miyata N/A; Mr. Reid N/A, with the foregoing being calculated by multiplying the number of shares that would be granted upon achievement of the highest performance conditions by the price on the grant date. For Ms. Miyata, the Stock Awards column reflects sign-on Time-Based Restricted shares granted in part in recognition of the value in unvested equity and other benefits from her prior employer that she forfeited. In September 2022, the Compensation Committee approved a one-time retention grant comprised of 130,000 stock options with a grant date of September 15, 2022, and an estimated grant date fair value of approximately $6.3 million for Mr. Harris as part of the Company’s retention strategy and consistent with its pay-for-performance compensation philosophy. This stock options award grant is structured in four tranches with increasing exercise prices: (a) 25% at fair market value as of grant date (“FMV”); (b) 25% at FMV plus 10% premium; (c) 25% at FMV plus 15% premium; and (d) 25% at FMV plus 20% premium. Further, the options vest over a five-year period with: (a) 25% vesting on the third anniversary of the grant date; (b) 25% vesting on the fourth anniversary of the grant date; and (c) 50% vesting on the fifth anniversary of the grant date. The options expire on the tenth anniversary of the grant date.

(2)	Reflects the value of cash incentive bonuses earned under the Company’s ICP.
(3)	The Deferred Compensation Plan does not provide above-market or preferential earnings.
(4)
The amounts listed in the “All Other Compensation” column for fiscal 2022 include actual and estimated matching and profit-sharing contributions by the Company under the 401(k) Plan, and other perquisites and personal benefits, and details about these amounts are set forth in the table below.

Executive Compensation
Name	Company 401k Plan Matching and Profit-sharing Contributions	Other Perquisites	Total All Other Compensation
Ted Harris	$21,200	$23,772	$44,972
Martin Bengtsson	$21,200	$10,800	$32,000
Jonathan Griffin	$21,200	$7,200	$28,400
Jim Hyde	$21,200	$12,000	$33,200
Hatsuki Miyata	$5,884	$40,435	$46,319
Martin Reid	$21,200	$10,800	$32,000
For Mr. Harris, the amounts other than 401(k) contributions reflect: (i) an automobile allowance; (ii) the reimbursement of certain expenses related to his use of a financial planner; (iii) amounts associated with the insurance and maintenance of Mr. Harris’ automobile; and, (iv) the reimbursement of automobile expenses that are related to Company business. For Ms. Miyata, the amounts other than 401(k) contributions reflect: (i) an automobile allowance and (ii) relocation expenses. For each NEO other than Mr. Harris and Ms. Miyata, the amounts other than 401(k) contributions reflect an automobile allowance.

Executive Compensation
2022 Grants of Plan-Based Awards
Name	Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other: Number of Securities Underlying Stock Options (#)	Exercise Price of Stock Option(3) ($/Share)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Ted Harris		ICP	$0	$1,100,000	$2,200,000
	02/10/2022	Performance Shares				6,380	12,760	25,520
	02/10/2022	Time-Based Restricted Shares							5,980
	02/10/2022	Stock Options								20,500	$138.07
	09/15/2022									32,500	$125.71(5)
										32,500	$138.28(5)
										32,500	$144.57(5)
										32,500	$150.85(5)	$9,614,000
Martin Bengtsson		ICP	$0	$320,390	$640,780
	02/10/2022	Performance Shares				1,550	3,100	6,200
	02/10/2022	Time-Based Restricted Shares							1,450
	02/10/2022	Stock Options								5,000	$138.07
												$802,606
Jonathan Griffin		ICP	$0	$176,391	$352,782
	02/10/2022	Performance Shares				735	1,470	2,940
	02/10/2022	Time-Based Restricted Shares							690
	02/10/2022	Stock Options								2,400	$138.07
												$382,133
Jim Hyde		ICP	$0	$210,794	$421,588
	02/10/2022	Performance Shares				875	1,750	3,500
	02/10/2022	Time-Based Restricted Share Awards							820
	02/10/2022	Stock Options								2,900	$138.07
												$456,425
Hatsuki Miyata		ICP	$0	$212,500	$425,000
	07/27/2022	Time-Based Restricted Shares							4,000
												$534,000
Martin Reid		ICP	$0	$196,988	$393,975
	02/10/2022	Performance Shares				825	1,650	3,300
	02/10/2022	Time-Based Restricted Shares							770
	02/10/2022	Stock Options								2,700	$138.07
												$428,478
(1)	The maximum amounts equal 200% of target. Additional information regarding the design of the ICP is included in the Compensation Discussion and Analysis.
(2)
The target number of shares shown in the table reflects the number of shares of our Common Stock earned if performance is achieved at target levels. All shares will be awarded net of applicable tax withholding. Dividend equivalents accrue during the performance cycle and will be paid out in shares, net of applicable tax withholding, based on the actual number of shares earned for the performance cycle, if any.

Executive Compensation
(3)	The exercise price equals the closing price of our Common Stock on the grant date except as otherwise indicated.
(4)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.
(5)
The one-time retention grant (stock options) is structured in four tranches with increasing exercise prices: (1) 25% at fair market value as of grant date (“FMV”); (2) 25% at FMV plus 10% premium; (3) 25% at FMV plus 15% premium; and (4) 25% at FMV plus 20% premium. The options vest over a five-year period with: (1) 25% vesting on the third anniversary of the grant date; (2) 25% vesting on the fourth anniversary of the grant date; and (3) 50% vesting on the fifth anniversary of the grant date.

Terms and Conditions of Awards
The 2017 Plan provides for a variety of equity award vehicles to maintain flexibility. The 2017 Plan permits the Company to grant of Stock Options, Stock Appreciation Rights (“SARs”), restricted stock awards and other stock-based awards, and provides for the granting of cash performance awards. The 2017 Plan is flexible and allows the Company to change equity grant practices from time to time.
After the adoption of the 2017 Plan, no further awards have been granted under the Second Amended and Restated 1999 Stock Plan (the “1999 Plan”), but outstanding awards granted under the 1999 Plan prior to the adoption of the 2017 Plan continue in accordance with their terms.
Under the 2017 Plan:
1.	Officers and other employees of the Company may be granted Stock Options which qualify as incentive stock options (“ISOs”) under Section 422(b) of the Code;
2.	Directors, officers and employees may be granted Stock Options which do not qualify as ISOs (“Non-Qualified Options”);
3.	Directors, officers and employees may be granted Time-Based Restricted Shares and Performance Shares.
The exercise price per share of each Stock Option granted under the 2017 Plan may not be less than the fair market value per share of Common Stock on the date of such grant and must have a term no longer than ten years. The 2017 Plan expressly prohibits the repricing of stock options without shareholder approval.
Time-Based Restricted Shares vest in full three years from the date of grant. In the event the NEO’s employment with the Company is terminated for cause or upon the NEO’s voluntary resignation prior to vesting in full, the Time-Based Restricted Shares are forfeited. In the event of a major disability or significant illness, Time-Based Restricted Shares will vest based upon the amount of time remaining until the vesting date.
The Performance Shares vest in three years from grant, subject to the achievement of certain performance criteria. Performance Shares will vest based upon the amount of time remaining until the vesting date in the event of recipient’s prior death, disability or “retirement,” as such is defined in the applicable Performance Share Grant Agreement.
In addition, upon a change in control or in connection with a termination of employment of the NEO without cause, the Compensation Committee may accelerate the vesting and/or payment dates of awards in its discretion.

Executive Compensation
Outstanding Equity Awards at Fiscal Year End 2022
The following table shows outstanding Stock Options classified as exercisable and not currently exercisable as of December 31, 2022 for each NEO. The table also discloses the number and value of unvested Time-Based Restricted Shares and Performance Shares as of December 31, 2022.
Name					Stock Awards		Performance Awards
	# Of Securities Unexercised Underlying Options
	Exercisable(1)	Not currently Exercisable(1)	Option Exercise Price/share	Option Expiration Date	Number of Unvested Shares	$(3)	Number of Unvested Shares(2) $	$(3)
Ted Harris	10,000	0	54.87	4/28/2025
	24,350	0	60.85	2/23/2026
	25,930	0	85.40	2/21/2027
	18,800	0	74.57	2/15/2028
	28,300	0	84.09	2/13/2029
	14,700	9,800	111.94	2/13/2030
	4,380	17,520	119.13	2/11/2031
	0	20,500	138.07	2/10/2032
	0	32,500	125.71	9/15/2032
	0	32,500	138.28	9/15/2032
	0	32,500	144.57	9/15/2032
	0	32,500	150.85	9/15/2032	17,070	$2,084,418	33,050	$4,035,736
Martin Bengtsson	15,000	0	85.33	2/4/2029
	6,000	0	84.09	2/13/2029
	2,880	1,920	111.94	2/13/2030
	1,060	4,240	119.13	2/11/2031
	0	5,000	138.07	2/10/2032	3,890	$475,008	7,570	$924,373
Jonathan Griffin	4,000	0	58.52	2/19/2025
	7,500	0	60.85	2/23/2026
	6,000	0	60.85	2/23/2026
	8,900	0	85.40	2/21/2027
	3,200	0	74.57	2/15/2028
	3,600	0	84.09	2/13/2029
	1,920	1,280	111.94	2/13/2030
	520	2,080	119.13	2/11/2031
	0	2,400	138.07	2/10/2032	2,050	$250,326	3,960	$483,556
Jim Hyde	18,000	0	60.85	2/23/2026
	5,660	0	85.40	2/21/2027
	3,800	0	74.57	2/15/2028
	4,000	0	84.09	2/13/2029
	2,820	1,880	111.94	2/13/2030
	660	2,640	119.13	2/11/2031
	0	2,900	138.07	2/10/2032	6,700	$818,137	5,170	$631,309
Hatsuki Miyata(4)	0	0	0	0	4,000	$488,440	0	0
Martin Reid	500	2,000	118.96	2/8/2031
	660	2,640	119.13	2/11/2031
	0	2,700	138.07	2/10/2032	3,170	$387,089	3,340	$407,847
(1)
Stock Options granted under both the 2017 Plan and the 1999 Plan have a term of ten years from the grant date and become exercisable 20% after 1 year, 60% after 2 years and 100% after 3 years, beginning on the first anniversary of the grant date.

Executive Compensation
(2)
Time-Based Restricted Shares vest three years from the date of grant. Performance Shares vest in three years and are reflected at target payout based on the probable outcome of the performance conditions. The following table provides information with respect to the final vesting dates of each outstanding restricted stock award (both Time-Based Restricted Shares and Performance Shares) held by each NEO as of December 31, 2022.

Final Vesting Date	Ted Harris	Martin Bengtsson	Jonathan Griffin	Jim Hyde	Hatsuki Miyata	Martin Reid
Jan. 1, 2023	8,900	1,730	1,170	1,710
Jan. 15, 2023				4,000
Feb. 13, 2023	5,030	980	660	970
July 27, 2023					1,333(4)
Jan. 1, 2024	11,390	2,740	1,320	1,710		1,690
Feb. 8, 2024						1,500
Feb. 11, 2024	6,060	1,460	700	910		900
July 27, 2024					1,333
Jan. 1, 2025	12,760	3,100	1,470	1,750		1,650
Feb. 10, 2025	5,980	1,450	690	820		770
July 27, 2025					1,334
Total	50,120	11,460	6,010	11,870	4,000	6,510
(3)	Value is computed based on the closing price of our Common Stock on December 30, 2022, which was $122.11 per share.
(4)
In connection with the hiring of Ms. Miyata as Executive Vice President, General Counsel and Secretary, the Company provided in part that Ms. Miyata would receive 4,000 shares of Company Time-Based Restricted Shares, which will vest ratably over three years after the date of grant (July 27, 2022), with one third vesting each year beginning in 2023. These Time-Based Restricted Shares were granted in part in recognition of the value in unvested equity and other benefits from her prior employer that she forfeited.

Option Exercises and Stock Vested in 2022
The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our NEOs during the fiscal year ended December 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Ted Harris	0	N/A	28,064	$3,878,869
Martin Bengtsson	0	N/A	8,960	$1,242,425
Jonathan Griffin	0	N/A	5,733	$791,648
Jim Hyde	0	N/A	4,174	$577,233
Hatsuki Miyata	0	N/A	0	N/A
Martin Reid	0	N/A	0	N/A
(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.
(2)
Reflects the vesting of (a.) Performance Shares granted in 2019 under the Fiscal 2019 – 2021 Performance Share awards including dividend equivalent shares; (b.) Time-based Restricted Shares granted in 2018, subject to a four year vesting requirement; and (c.) Time-based Restricted Shares granted in 2019, subject to a three year vesting requirement. The Performance Shares were subject to performance goals for the performance period ended December 31, 2021, with the number of TSR Performance Shares vesting representing 181.6% of the target shares and the EBITDA Performance Shares vesting representing 200.0% of the target shares. Awards vested on February 10, 2022. See “LTIP Awards” beginning at Page 49 above). Values realized for Performance Shares earned are based on the closing share prices $138.07 on February 10, 2022, the date the Compensation Committee determined that the performance targets for the performance period ended December 31, 2021 had been met. Beginning with the 2019 grant of Time-based Restricted Share awards, the Compensation Committee decided to reduce the vesting requirement from four years to three years to better align with peer and market practices, resulting in both the 2018 and 2019 Time-based Restricted Share grants vesting in 2022.

Executive Compensation
Nonqualified Deferred Compensation
For a description of the Balchem Deferred Compensation Plan, see “Balchem Deferred Compensation Plan” at page 50 above.
Information regarding deferred elections under the Deferred Compensation Plan are included in the table below:
Name	NEO Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Ted Harris	$1,538,230	$(384,396)	$0	$3,955,404
Martin Bengtsson	$0	$0	$0	$0
Jonathan Griffin	$0	$0	$0	$0
Jim Hyde	$550,856	$17,471	$0	$1,814,453
Hatsuki Miyata	$0	$0	$0	$0
Martin Reid	$0	$0	$0	$0
(1)
NEO contributions include any deferrals of annual compensation, including earned awards under the ICP. These amounts are included in the NEOs’ compensation under either “Salary” or “Non-Equity Incentive Compensation”.

Termination of Employment and Change in Control Arrangements
Agreement with Mr. Harris. We entered into an employment agreement with Mr. Harris on April 22, 2015 (the “Harris Agreement”), which provides for automatic one-year extensions of the employment term unless either party provides within 60 days of the end of the then-current term written notice of its intention not to extend the agreement.
If the Harris Agreement is terminated, either by us or by Mr. Harris, and Mr. Harris releases claims in favor of the Company, Mr. Harris is entitled to receive any unpaid (earned at the date of such termination) salary, vacation and/or ICP bonus which Mr. Harris earned in respect of specific objectives completed during the fiscal year, and, in certain circumstances, other payments as more particularly described in the table below.
For equity awards made under the 2017 Plan, in the event of a Change in Control (as defined therein) and involuntary termination by the Company within 24 months following such Change in Control, awards that are options or SARs will become fully exercisable upon the date of such involuntary termination, and the restrictions in force and applicable with respect to any other such awards (i.e., awards other than options and SARs) will automatically lapse upon the date of the involuntary termination, with any such awards that are subject to performance criteria deemed to vest at the “target” level of performance.
In the event that any of the payments provided for in the Harris Agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Code), the amount of payments would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Code, if this reduction would cause Mr. Harris to receive a larger after-tax amount than if no reduction were made.
During the period of Mr. Harris’ employment (or, in the case of a voluntary termination by Mr. Harris or a termination of his employment by the Company for Cause, the balance of the term of the Harris Agreement before giving effect to such termination) and for a period of two years thereafter, the Harris Agreement imposes on Mr. Harris certain non-competition and non-solicitation obligations regarding the Company and its clients, customers and its employees.
The amount of compensation payable to Mr. Harris in the event of termination of employment, assuming termination as of December 31, 2022, and a share price for our Common Stock equal to the closing market price on that date, is set forth in the table below. The Harris Agreement does not obligate us to provide any compensation to Mr. Harris in the case of a Change in Control that does not result in termination of employment. The 2017 Plan allows for the discretionary acceleration of outstanding awards upon the occurrence of a Change in Control.

Executive Compensation
Benefits and Payments Upon Termination(1)
Event	Base Salary	ICP Bonus(2)	Acceleration of Vesting Stock Options and Restricted Shares(3)	Total
Voluntary termination by Mr. Harris, upon Mr. Harris’ death or termination for Cause(4)	$0	$1,189,293	$0	$1,1,89,293
Termination by the Company for other than Cause, Mr. Harris’ death or in response to a notice from that he intends to terminate the Harris Agreement or by Mr. Harris for Good Reason(5)	$2,200,000	$1,189,293	$0	$3,389,293
Termination by Company prior to the second anniversary of a Change in Control for other than for Cause, Mr. Harris’ death or in response to a notice from that he intends to terminate the Harris Agreement	$2,200,000	$1,189,293	$6,272,029	$9,661,322
Voluntary termination by Mr. Harris prior to the second anniversary of a Change in Control	$1,100,000	$1,189,293	$6,272,029	$8,561,322
(1)	Table assumes termination occurred on December 31, 2022, and, in the case of events following a Change of Control, that the Change of Control occurred during 2022.
(2)	Represents the ICP Bonus earned by Mr. Harris in fiscal year 2022.
(3)
While the Harris Agreement does not call for the acceleration of equity (other than the Equity Replacement Shares (as defined therein) which such Equity Replacement Shares vested by their own terms in 2016 and 2017), under the 2017 Plan, the Compensation Committee has discretionary authority to determine the treatment of awards thereunder and the 2017 Plan calls for the acceleration of equity grants as described in the narrative above in the event of a Change in Control (as defined in the 2017 Plan). Amounts in this column are calculated by: (i) multiplying the number of shares subject to accelerated vesting (all Time-Based Restricted Shares being accelerated, and the target level of Performance Shares being accelerated) by $122.11, which is the closing market price per share of our Common Stock on December 30, 2022, and (ii) the difference between (x) the per share grant price of the accelerated Stock Options and (y) $122.11, which is the closing market price per share of our Common Stock on December 30, 2022.

(4)
Under the Harris Agreement, “Cause” means: habitual absence or lateness; gross insubordination or material violation of published material Company policies; failure to devote full time to the Company’s business; failure to comply with the obligations of confidentiality, non-competition and non-solicitation of the Company’s clients, customers and employees; any action which constitutes a violation of any applicable criminal statute; or any act which frustrates or violates the fiduciary duties owed by Mr. Harris to the Company.

(5)
Under the Harris Agreement, “Good Reason” will have occurred if Mr. Harris terminates his employment within twelve months after he has been demoted from his position as President and Chief Executive Officer or shall otherwise have suffered by reason of the Company’s intentional actions regarding the terms and nature of his employment such a fundamental change in his employment as to effectively amount to a “constructive termination” of his employment with Company (but he shall not in fact have been discharged from such employment), including a reduction of his base annual salary, or a diminution in his duties or responsibilities.

The amounts shown in the table above do not include payments for accrued salary and vacation, or payments made under any life insurance policy in the case of death. Amounts shown in the table are subject to reduction to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Code, if such reduction would cause the executive to receive a larger after-tax amount than if no reduction were made.
Hyde Employment Agreement. When in 2016 Balchem acquired Albion International, Inc., now Albion Laboratories, Inc. (“Albion”), Albion and Mr. Hyde were parties to an employment agreement. In connection with the acquisition, the parties amended and restated the employment agreement (as so amended and restated, the “Hyde Agreement”). If Balchem terminates the employment agreement other than for “Cause” (as defined in the Hyde Agreement), or in the event Mr. Hyde terminates his employment under certain limited circumstances, effectively amounting to a constructive termination, subject to his execution of an effective release of claims in favor of the Company, he will be entitled to severance payments equal to 100% of his then current annual salary, which was $467,997 as of December 31, 2022, (payable in 12 monthly installments). The Hyde Agreement imposes on Mr. Hyde certain obligations (such as non-solicitation)

Executive Compensation
regarding the Company and its clients, customers and its employees during the term thereof and for a two-year period following its termination. Note that Mr. Hyde retired as Senior Vice President and General Manager, Human Nutrition and Health on October 31, 2022. Mr. Hyde is expected to retire from the Company in 2023.
Offer Letter with Mr. Bengtsson. Under the terms of the Bengtsson Offer Letter, if the Company terminates Mr. Bengtsson’s employment for any reason other than Cause (as defined in the Bengtsson Offer Letter), Mr. Bengtsson will receive a severance payment equal to one year of annual base salary, which was $502,226 as of December 31, 2022, payable in twelve equal installments commencing on the month following the month in which the termination occurs.
The other NEOs are employees at-will and, as such, do not have employment agreements or any entitlement to post-employment compensation or benefits. Upon a change in control or in connection with a termination of employment of the NEO without cause, the Compensation Committee may accelerate the vesting and/or payment dates of awards in its discretion. Except as provided in the Harris Agreement, the 2017 Plan does not provide for automatic acceleration of outstanding awards upon the occurrence of a change in control.
Related Party Transactions
Since the beginning of 2022 we have not entered into any transactions in which any of our directors or executive officers or their immediate family members have a direct or indirect interest.
The Company has adopted a related party transaction policy. Under the related party transaction policy, our Audit Committee reviews and approves proposed transactions or courses of dealings with respect to which holders of 5% or more of our stock and/or our NEOs or directors or members of their immediate families have an interest. Before entering into any transaction, arrangement or relationship constituting an related party transaction, other than certain basic pre-approved transactions, all material facts are required to be reviewed by the Audit Committee, which has the authority to approve or disapprove the transaction based on appropriate factors, including whether the transaction is on terms no less favorable to the Company than terms generally available from an un-affiliated third party and the extent of the related person’s interest in the transaction.

Executive Compensation
Equity Compensation Plan Information
The following table provides information, as of December 31, 2022, with respect to shares of our Common Stock that may be issued pursuant to awards under the 2017 Plan and the 1999 Plan (each described above). These plans are the Company’s only equity compensation plans approved by security holders, and there are no equity compensation plans that have not been approved by security holders. It should be noted that shares of our Common Stock may be allocated to, or purchased on behalf of, participants in the Company’s 401(k) retirement plan (described above). Consistent with SEC regulations governing equity compensation plans, information relating to shares issuable or purchased under the Company’s 401(k) retirement plan is not included in the table below.
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price Per Share of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column)(1)
Equity compensation plans approved by security holders	1,044,978	99.82	408,380
Equity compensation plans not approved by security holders
Total	1,044,978	99.82	408,380
(1)	10,745 shares of unvested Time-Based Restricted Shares granted to non-employee directors and 89,970 shares of unvested Time-Based Restricted Shares granted to NEOs are excluded from this table.

Executive Compensation
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, set forth below is disclosure regarding the relationship of the annual total compensation of our employees and the total annual compensation of Mr. Harris, our Chairman, President and CEO.
Mr. Harris had 2022 annual total compensation of $11,948,265 as reflected in the Summary Compensation Table included in this Proxy Statement. As explained under the Summary Compensation Table, in September 2022, the Compensation Committee approved a one-time retention grant comprised of 130,000 stock options with a grant date of September 15, 2022, and an estimated grant date fair value of approximately $6.3 million for Mr. Harris as part of the Company’s retention strategy and consistent with its pay-for-performance compensation philosophy. This stock options award grant is structured in four tranches with increasing exercise prices: (a) 25% at fair market value as of grant date (“FMV”); (b) 25% at FMV plus 10% premium; (c) 25% at FMV plus 15% premium; and (d) 25% at FMV plus 20% premium. Further, the options vest over a five-year period with: (a) 25% vesting on the third anniversary of the grant date; (b) 25% vesting on the fourth anniversary of the grant date; and (c) 50% vesting on the fifth anniversary of the grant date. The options expire on the tenth anniversary of the grant date. Our median employee’s annual total compensation for 2022 was approximately $60,435.76. Therefore, the ratio of Mr. Harris’ 2022 annual total compensation to that of our median employee is approximately 198 to 1.
We identified the median employee by examining the 2022 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022, the last day of our payroll year. We included all employees whether they were employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and annualized the compensation for any full-time employees who were not employed by the Company for all of 2022. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately four percent of our employees receive annual equity awards.
After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology that we use for our NEOs as set forth in the 2022 Summary Compensation Table. Given the different methodologies that various public companies will use to determine their pay ratio, the CEO Pay Ratio reported above should not be used as a basis for comparison between companies.

Pay versus Performance Disclosure
Pay versus Performance Disclosure
The following table sets forth the compensation for our Chief Executive Officer and the average compensation for our other named executive officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” (“CAP”) to such individuals, as defined under SEC rules, for each of 2022, 2021 and 2020. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, Net Income (which we refer to as “Net Earnings” in the Consolidated Statements of Earnings in our Form 10-K) and Adjusted EBITDA over such years in accordance with SEC rules.
Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO NEOs[1]	Average Compensation Actually Paid to Non-PEO NEOs[2]	Value of Initial Fixed $100 Investment Based On:		Net Income[4] ($000s)	Adjusted EBITDA[5] ($000s)
					Balchem Total Shareholder Return[3]	Peer Group Total Shareholder Return[3]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$11,851,472	$7,879,034	$1,171,778	$590,128	$121.95	$123.18	$105,367	$216,089
2021	$5,761,673	$12,201,461	$1,260,686	$2,362,829	$167.40	$142.61	$96,104	$189,840
2020	$4,620,255	$5,611,326	$1,022,275	$1,366,466	$113.96	$115.20	$84,623	$174,247
Notes:
1.
Amounts represent compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and the average CAP to our remaining NEOs for the relevant fiscal year, as determined under SEC rules and described below, which includes the individuals indicated in the table below for each fiscal year.

Year	PEO	Non-PEO NEOs
2022	Ted Harris	Martin Bengtsson, Jim Hyde, Martin Reid, Jonathan Griffin, Hatsuki Miyata
2021	Ted Harris	Martin Bengtsson, Jim Hyde, Mark Stach, William Backus, Martin Reid
2020	Ted Harris	Martin Bengtsson, Jim Hyde, Mark Stach, William Backus, Scott Mason
2.
CAP for the PEO and average CAP for our other NEOs in each of 2022, 2021 and 2020 reflect the respective amounts set forth in columns (b) and (d) of the table above, adjusted as set forth in the tables below, as determined in accordance with SEC rules. The dollar amounts reflected in columns (b) and (d) of the table above do not reflect the actual amount of compensation earned by or paid to the PEO and our other NEOs during the applicable year. For information regarding the decisions made by our Executive Compensation Committee in regards to the PEO’s and our other NEOs’ compensation for fiscal year 2022, see the section titled “Compensation Discussion and Analysis” of this proxy statement.

PEO SCT Total to CAP Reconciliation:
PEO: Mr. Ted Harris	2022	2021	2020
Total Compensation as reported in SCT	$11,851,472	$5,761,673	$4,620,255
Subtract grant date fair value of equity awards granted during fiscal year reported in SCT	$(9,614,000)	$(2,890,856)	$(2,253,423)
Add fair value of equity compensation granted in current year – value at year-end	$8,784,799	$5,056,198	$2,511,162
Add dividends paid on unvested shares/share units	$50,625	$15,217	$6,068
Add/subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(2,243,152)	$4,165,417	$622,749
Add/subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(747,011)	$93,812	$104,515

Pay versus Performance Disclosure
PEO: Mr. Ted Harris	2022	2021	2020
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	$(203,699)	—	—
Compensation Actually Paid to PEO	$7,879,034	$12,201,461	$5,611,326
Average Non-PEO NEOs SCT Total to CAP Reconciliation:
Non-PEO NEOs (Average)	2022	2021	2020
Total Compensation as reported in SCT	$1,171,778	$1,260,686	$1,022,275
Subtract grant date fair value of equity awards granted during fiscal year reported in SCT	$(520,728)	$(513,216)	$(371,859)
Add fair value of equity compensation granted in current year – value at year-end	$438,360	$886,531	$506,755
Add dividends paid on unvested shares/share units and stock options	$6,688	$2,628	$2,726
Add/subtract change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	$(345,097)	$717,164	$175,648
Add/subtract change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	$(141,472)	$9,036	$30,921
Subtract fair value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	$(19,401)	—	—
Compensation Actually Paid to Non-PEO NEOs	$590,128	$2,362,829	$1,366,466
3.
TSR is cumulative (assuming $100 was invested on December 31, 2019) for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table is the Dow Jones U.S. Specialty Chemicals Index. Historic stock price performance is not necessarily indicative of future stock performance.

4.	Reflects “Net Earnings” in the Company’s Consolidated Statements of Earnings included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
5.
Adjusted EBITDA is the financial measure from the tabular list of Company Performance Metrics below which, in the Company’s assessment, represents the most important financial measure used by the Company to link compensation and performance in 2022. Adjusted EBITDA as used in this Proxy Statement is a non-GAAP financial measure calculated by adding interest, taxes, depreciation, amortization, and other expenses to earnings.

Most Important Financial Performance Measures
The unranked list below represents the Company’s most important measures used to link compensation to performance:
Company Performance Metrics[1]
Adjusted EBITDA
EBITDA
Free Cash Flow
Total Shareholder Return
(1)
For further information regarding these company performance metrics and their function in the Company’s executive compensation program, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Pay versus Performance Disclosure
Relationship between Compensation Actually Paid and Company Performance Measures
CAP vs. TSR
The following graph compares compensation actually paid to our PEOs and the average compensation actually paid to our other NEOs to (i) our cumulative TSR, and (ii) Dow Jones U.S. Specialty Chemicals Index TSR, for the fiscal years ended December 31, 2020, 2021 and 2022.

CAP vs. GAAP Net Earnings
The following graph compares (i) compensation actually paid to our PEOs and the average compensation actually paid to our other NEOs to (ii) our net earnings, for the fiscal years ended December 31, 2020, 2021 and 2022.

Pay versus Performance Disclosure
CAP vs. Company Selected Measure
The following graph compares (i) compensation actually paid to our PEOs and the average compensation actually paid to our other NEOs to (ii) annual adjusted EBITDA, for the fiscal years ended December 31, 2020, 2021 and 2022.

Security Ownership of Certain Beneficial Owners and of Management
Security Ownership of Certain Beneficial Owners and of Management
The table below sets forth as of the Record Date of April 24, 2023, the number of shares of Common Stock beneficially owned by (i) each director, (ii) each NEO, (iii) each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of our Common Stock known to the Company based upon filings with the SEC, and (iv) all current directors and NEOs as a group, and the percentage ownership of our outstanding Common Stock as of such date held by each such holder and group.
The table does not include Performance Shares granted under the Company’s LTIP (which grants vest at the end of three years), as the number of shares to be awarded is not determinable at the time of grant and the recipients do not have beneficial ownership of such shares.
Name and Address of Beneficial Owner	Notes	Beneficially Owned(1)	Percent of Class(2)
BlackRock, Inc.	(3)	4,972,536	15.43%
The Vanguard Group, Inc.	(4)	3,841,468	11.92%
APG Asset Management US Inc.	(5)	2,719,969	8.44%
Wasatch Advisors, Inc.	(6)	1,629,689	5.06%
Ted Harris	(7)	233,108	*
Perry Premdas	(8)	62,547	*
Jim Hyde	(9)	55,290	*
Jonathan Griffin	(10)	49,057	*
Martin Bengtsson	(11)	46,340	*
John Televantos	(12)	40,617	*
David Fischer	(13)	28,808	*
Matthew Wineinger	(14)	18,494	*
Daniel Knutson	(15)	16,048	*
Martin Reid	(16)	8,303	*
Joyce Lee	(17)	6,805	*
Hatsuki Miyata	(18)	4,959	*
Kathleen Fish	(19)	1,388	*
Totals Executive Officers and Directors		571,764	1.77%

Shares Outstanding as of April 24, 2023		32,227,733
*	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable, or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company’s knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
The ownership percentages set forth in this column are based on the Company’s outstanding shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(3)
Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on January 26, 2023, reporting beneficial ownership as of December 31, 2022, with sole dispositive power as to all shares and sole voting power as to 4,933,381 shares.

(4)
Based upon information provided in a Schedule 13G/A for such entity filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 30, 2022, with sole dispositive power as to 3,755,441 shares, shared dispositive power of 86,027 shares, and shared voting power as to 53,702 shares.

(5)
Based upon information provided in a Schedule 13G for such entity filed with the SEC on February 4, 2023, reporting beneficial ownership as of December 31, 2022, with sole dispositive and voting powers as to all shares.

(6)
Based upon information provided in a Schedule 13G filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 31, 2022, with sole dispositive and voting powers as to all shares.

(7)
Consists of 149,120 shares such person has the right to acquire pursuant to Stock Options, 18,320 shares of Time-Based Restricted Shares, 1,663 shares held in such person’s Company 401(k) retirement account, and 64,005 shares held directly.

Security Ownership of Certain Beneficial Owners and of Management
(8)	Consists of 11,539 shares such person has the right to acquire pursuant to Stock Options, 1,629 shares of Time-Based Restricted Shares, and 49,379 shares held directly.
(9)
Consists of 38,720 shares such person has the right to acquire pursuant to Stock Options, 1,730 shares of Time-Based Restricted Shares, 1,073 shares held in such person’s Company 401(k) retirement account, and 13,767 shares held directly.

(10)
Consists of 38,440 shares such person has the right to acquire pursuant to Stock Options, 2,110 shares of Time-Based Restricted Shares, 1,548 shares held in such person’s Company 401(k) retirement plan account, and 6,959 shares held directly.

(11)
Consists of 29,980 shares such person has the right to acquire pursuant to Stock Options, 4,530 shares of Time-Based Restricted Shares, 779 shares held in such person’s Company 401(k) retirement plan account, and 11,051 shares held directly.

(12)	Consists of 11,539 shares such person has the right to acquire pursuant to Stock Options, 1,629 shares of Time-Based Restricted Shares, and 27,449 shares held directly.
(13)	Consists of 11,539 shares such person has the right to acquire pursuant to Stock Options, 1,629 shares of Time-Based Restricted Shares, and 15,640 shares held directly.
(14)	Consists of 11,539 shares such person has the right to acquire pursuant to Stock Options, 1,629 shares of Time-Based Restricted Shares, and 5,326 shares held directly.
(15)	Consists of 11,539 shares such person has the right to acquire pursuant to Stock Options, 1,629 shares of Time-Based Restricted Shares, and 2,880 shares held directly.
(16)
Consists of 4,020 shares such person has the right to acquire pursuant to Stock Options, 3,980 shares of Time-Based Restricted Shares, and 303 shares held in such person’s Company 401(k) retirement plan account.

(17)	Consists of 4,569 shares such person has the right to acquire pursuant to Stock Options, 1,629 shares of Time-Based Restricted Shares, and 607 shares held directly.
(18)	Consists of 4,770 Time-Based Restricted Shares and 189 shares held in such person’s Company 401(k) retirement plan account.
(19)	Consists of 349 shares such person has the right to acquire pursuant to Stock Options and 1,039 Time-Based Restricted Shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than 10% of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2022 except for: (1) a Form 4 filing for William Backus made on December 30, 2022 to include the award of 750 restricted shares made on April 1, 2022, filed late due to administrative error; (2) an amended Form 3 filing for Job Leonard van Gunsteren made on October 7, 2022 to account for 5,260 shares held directly by Mr. van Gunsteren which were inadvertently omitted from the original Form 3 filed on February 17, 2022 due to administrative error.

Information Relating to Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Principal Accountant Fees and Services
During 2022, the Company retained RSM to audit the consolidated financial statements for the fiscal year ended 2022. In addition, the Company also retained RSM to provide services relating to Management’s Assessment of Internal Controls as required by Section 404 of the Sarbanes-Oxley Act, as well as for other audit-related services. During the period covering the fiscal years ended December 31, 2022 and 2021, RSM performed the following professional services:
	2022	2021
Audit fees(1)	$1,362,465	$1,157,178
Audit-related fees(2)	$316,136	$145,914
Tax fees(3)	$151,000	$36,750
Total fees	$1,829,601	$1,339,842
(1)
Audit fees relate to audit of the annual consolidated financial statements and quarterly reviews, including out of pocket disbursements and administrative charges, and fees related to foreign statutory audits.

(2)
Audit-related fees for 2022 consist of fees paid for the employee benefit plan audit and fees paid for financial due diligence procedures related to consummated acquisitions; audit-related fees for 2021 consist of fees paid for the employee benefit plan audit and fees paid for unconsummated acquisition financial due diligence procedures.

(3)	Tax fees for 2022 consist of tax due diligence procedures related to consummated acquisitions; tax fees for 2021 consist of unconsummated acquisition tax due diligence procedures.
Audit Committee Financial Experts
The Board of Directors has determined that Mr. Knutson, the Chair of the Audit Committee, and Messers Fischer and Wineinger are “audit committee financial experts” as defined under SEC rules.
Policy on Pre-Approval of Audit and Non-Audit Services
All audit and non-audit services provided to the Company by the independent accountants are pre-approved by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent accountants. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or in certain instances by one or more of its members pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent accountants for audit and non-audit services, as appropriate.
The Audit Committee reviewed all audit and non-audit services provided by RSM with respect to the fiscal year ended December 31, 2022 and concluded that the provision of such services was compatible with maintaining independence in the conduct of its auditing functions. All audit and non-audit services provided by RSM described in the table above were pre-approved by the Audit Committee.
Audit Committee Report
The Board of Directors has appointed an Audit Committee consisting of four directors. Each member of the Audit Committee is independent as defined under the Nasdaq Stock Market LLC and SEC independence requirements applicable to audit committee members. The Board of Directors has adopted a written charter with respect to the Audit Committee’s responsibilities. The Audit Committee oversees the Company’s internal and independent auditors and assists the Board of Directors in overseeing matters relating to the Company’s financial reporting process and risk exposure.
In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management and discussed with RSM: (i) the audit; and, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). This included a discussion of the RSM’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles as applied to the Company’s financial reporting, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received from RSM the written disclosures and letter required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. Audit Committee also discussed with RSM and management RSM’s independence.
Management is responsible for maintaining internal controls over financial reporting and assessing the effectiveness of internal control over financial reporting. RSM’s responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on its audit. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s assessment process of internal controls over financial reporting. The Audit Committee reviewed with RSM any deficiencies that had been identified during its engagement.
The Audit Committee also considered whether the provision of non-audit services by RSM to the Company is compatible with RSM’s independence. RSM advised the Audit Committee that RSM was, and continues to be, independent with respect to the Company.
Based upon the reviews, discussions and considerations referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.
The Audit Committee has also appointed RSM as the Company’s independent auditors for 2023.
AUDIT COMMITTEE
Daniel Knutson (Chair)
Joyce Lee
Matthew Wineinger

MISCELLANEOUS ITEMS
Quorum Required
Maryland law and the Company’s Bylaws require the presence of a quorum for the meeting, defined as the presence at the Annual Meeting or represented by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting. Abstentions will be treated as “present” for purposes of determining the presence of a quorum for the Annual Meeting.
Voting Securities
The voting securities of the Company consist of its Common Stock, of which 32,227,733 shares were outstanding on the Record Date. Each share of Common Stock outstanding on the Record Date will be entitled to one vote.
Shareholder Proposals for 2024 Annual Meeting of Shareholders
Shareholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2024 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Secretary at the address set forth on the first page of this Proxy Statement no later than December 30, 2023. Any proposal should be addressed to our Secretary and may be included in the following year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, our Bylaws currently require that we be given advance written notice of nominations for election as directors and other matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). Our Secretary must receive such notice at the address set forth on the first page of this Proxy Statement not later than the close of business on March 25, 2024 and no earlier than February 23, 2024 for nominations and other matters to be presented at the 2024 Annual Meeting of our Shareholders. However, in the event that the 2024 annual meeting is held before May 23, 2024 or after August 21, 2024, for notice by a shareholder to be timely it must be received no earlier than 120 days prior to the date of the 2024 annual meeting and not later than 5:00 p.m. EDT on the later of (a) 90 days prior to the date of the 2024 annual meeting and (b) the tenth day following the day on which we first made a public announcement of the date of such meeting.
Director Attendance at Annual Meetings of Shareholders
Each Director is encouraged to attend annual meetings of shareholders. All of our directors attended the Company’s 2022 Annual Meeting of Shareholders.
Matters Not Determined at the Time of Solicitation
The Board of Directors is not aware of any matters to come before the Annual Meeting other than as described above. If any matter other than as described above should come before the Annual Meeting, then the persons named in the enclosed form of Proxy Card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Instructions for the Virtual Annual Meeting
Our Annual Meeting will be held virtually. There will be no physical meeting location. The Annual Meeting will only be conducted via live webcast. We encourage our shareholders to participate in the Annual Meeting. As described below, technical support will be available to you on the Annual Meeting date through the Meeting Platform. If you have questions about participating in the Annual Meeting prior to the meeting date, please email shareholder@broadridge.com or call at 1-855-449-0975.
To participate in the Meeting, visit www.virtualshareholdermeeting.com/BCPC2023 and enter the 16-digit control number included on Proxy Card or Notice of Internet Availability or on the instructions that accompanied your proxy materials. You may begin to log into the Meeting Platform beginning at 8:45 a.m. EDT on June 22, 2023. The Annual Meeting will begin promptly at 9:00 a.m. EDT on June 22, 2023.
If you wish to submit a question, you may submit your question during the Annual Meeting, by logging into the Meeting Platform at www.virtualshareholdermeeting.com/BCPC2023, typing your question into the “Ask a Question” field, and clicking “Submit.”
Questions pertinent to Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://balchem.com/our-company/investor-relations/. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.
If you encounter any technical difficulties with the Meeting Platform on the Annual Meeting day, please call the technical support number that will be posted on the Meeting Platform. Technical support will be available starting at 8:30 a.m. EDT on June 22, 2023 and will remain available until thirty minutes after the Annual Meeting has finished.
/s/ Hatsuki Miyata

Hatsuki Miyata General Counsel and Secretary
April 28, 2023

Montvale, New Jersey
The Annual Report is being mailed or otherwise made available to shareholders. The Annual Report does not form part of this Proxy Statement for the solicitation of proxies.

Appendix A –
Amended and Restated 2017 Omnibus Incentive Plan
BALCHEM CORPORATION

2017 OMNIBUS INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF [June 22], 2023)
1. Purpose. The purpose of this 2017 Omnibus Incentive Plan (the “Plan”) is to aid Balchem Corporation, a Maryland corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors and consultants of the Company and its subsidiaries and affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.
2. Definitions. In addition to the terms defined in Section 1 and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(g) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.
(b) “Award” means any Option, SAR, Restricted Stock, RSU, Bonus Stock, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award granted to a Participant under the Plan, and may be a 409A Award or a Non-409A Award.
(c) “Beneficiary” means the legal representative of a Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under the Participant’s Award(s) upon the Participant’s death.
(d) “Board” means the Company’s Board of Directors.
(e) “Bonus Stock” means Stock granted under Section 6(f).
(f) “Cause” means, with respect to a particular Participant, the definition ascribed to such term in the Participant’s award agreement, or in the absence of such a definition, in an employment agreement between the Participant and the Company (or other member of the Group), or in absence of either such definition, “Cause” shall mean a termination of employment or service due to (i) any willful and continued failure by the Participant to perform his or her job duties, (ii) any illegal or disreputable conduct which impairs or is injurious to the reputation, goodwill or business of the Company (or other member of the Group) or is seriously injurious to the Company’s stockholders, or involves the misappropriation of funds or property of the Company (or other member of the Group) or any of the customers or vendors thereof or others having business relations with any of them, or (iii) any material violation of the Company’s code of conduct, as in effect from time to time. A termination for “Cause” will include any resignation in anticipation of discharge for “Cause” or accepted by the Company in lieu of a formal discharge for “Cause.”
(g) “Change in Control” has the meaning specified in Section 9.
(h) “Code” means the Internal Revenue Code of 1986, as amended. Reference to any Code provision includes any regulation thereunder and any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and/or Internal Revenue Service.
(i) “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to applicable NASDAQ “independence” and other listing requirements and the Company’s corporate governance documents. Each member of the Compensation Committee shall also meet the definition of “non-employee director” under the provisions of the Exchange Act. No Committee action shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any applicable qualification standard. Notwithstanding the foregoing, with respect to Awards to non-employee directors, the Committee means the entire Board.
(j) “Covered Executive” has the meaning specified in Section 10(o).

(k) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.
(l) “Effective Date” means the effective date specified in Section 10(p).
(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions and rules.
(n) “Fair Market Value” means the fair market value of Stock, Awards, or other property as determined in good faith by the Committee or under procedures established by the Committee, subject to any restrictions imposed by Code Section 409A. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing price for a share of Stock (or if no sales were reported, the closing price on the nearest trading day before such day) as quoted on the NASDAQ Stock Market (or the principal exchange or market on which the Stock is listed or traded).
(o) “409A Award” means an Award that constitutes a deferral of compensation under Code Section 409A. “Non-409A Award” means an Award other than a 409A Award.
(p) “Good Reason” means, with respect to a particular Participant, the definition ascribed to such term in the Participant’s award agreement, or in the absence of such a definition, in an employment agreement between the Participant and the Company (or other member of the Group), or in absence of either such definition, “Good Reason” shall mean, without the Participant’s consent:
(i) a material diminution in the Participant’s base compensation;
(ii) a material diminution in the Participant’s authority, duties or responsibilities; or
(iii) a material change in the geographic location of the Participant’s principal place of employment that increases the distance from the Participant’s place of residence to place of employment by more than fifty (50) miles;
provided, however, that in the case of the definition of Good Reason enumerated in clauses (i)-(iii), in order to satisfy such definition: (A) the Participant must provide notice to the Company (or other member of the Group that employs or retains the Participant) of the condition described in clauses (i)-(iii) above within 90 days of the initial existence of the condition; (B) the Company (or other applicable member of the Group) must be provided 30 days after receipt of such notice to remedy the condition and fail to do so; and (C) the Participant must terminate his or her relationship within 90 days after the initial existence of the condition.
(q) “Group” means the Company and its subsidiaries and affiliates, or any members of the Group, as the context requires.
(r) “Incentive Compensation” has the meaning specified in Section 10(o).
(s) “Incentive Stock Option” or “ISO” means an Option which both is designated as an incentive stock option and qualifies as an incentive stock option within the meaning of Code Section 422.
(t) “Involuntary Termination” means a Participant’s termination of employment or service by the Company (or other member of the Group) (or a successor thereto) without Cause or by a Participant for Good Reason.
(u) “Option” means a right, granted under Section 6(b), to purchase Stock.
(v) “Other Stock-Based Award” means an Award granted under Section 6(h).
(w) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an employee of the Group or a director of the Company.
(x) “Performance Award” means a conditional right, granted under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments.
(y) “Restricted Stock” means Stock granted under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.
(z) “Restricted Stock Unit” or “RSU” means a right, granted under Section 6(e), to receive Stock (or the Fair Market Value thereof) at the end of a specified vesting or deferral period.
(aa) “Stock” means the Company’s common stock, par value six and two-thirds cents ($0.06 2/3) per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 10(c).
(bb) “Stock Appreciation Right” or “SAR” means a right granted under Section 6(c).

3. Administration.
(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full authority and discretion, in each case subject to and consistent with the provisions of the Plan, to select the persons to whom Awards will be granted from among those eligible; to grant Awards; to determine the type and number of Awards; to determine the terms and conditions of Awards, including the dates on which Awards may be exercised and/or on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (to the extent such acceleration is either outside the scope of or permitted by Code Section 409A), the expiration date of any Award, and whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and all other matters relating to Awards; to prescribe Award documents evidencing or setting terms of Awards (which Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan, related administrative rules and Award documents, and to correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including stockholders of the Company, Participants, Beneficiaries, permitted transferees of Awards and any other persons claiming rights from or through a Participant.
(b) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or employees of the Group, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent consistent with Rule 16b-3 under the Exchange Act, where applicable, and permitted by the Maryland General Corporation Law.
(c) Limitation of Liability. The Board and Committee and each member thereof, and any person acting pursuant to authority delegated by the Board or Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Group, or the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Board and Committee members, any person acting pursuant to authority delegated by the Board or Committee, and any officer or employee of the Group acting at the direction or on behalf of the Board or Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4. Stock Subject To Plan.
(a) Overall Number of Shares Available for Delivery. The total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,400,000 shares, all of which may be issued with respect to ISOs. The total number of shares available under the Plan and the number of shares available for ISOs are subject to adjustment as provided in Section 10(c). Any shares of Stock delivered under the Plan will consist of authorized and unissued shares.
(b) Replenishment Rules. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, or otherwise terminated without delivery of shares to a Participant, the shares retained by or returned to the Company shall be available under the Plan. Notwithstanding the foregoing, any shares that are withheld from an Award or separately surrendered by a Participant in payment of the exercise price or taxes relating to an Award, any unissued shares resulting from the net settlement of an Award and any shares purchased by the Company in the open market using the proceeds from exercise of an Option will not become available under the Plan.
(c) Reinvested Dividends. The number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, RSUs, or other Awards.
(d) Substitute Awards for Acquired Business. Shares issued or issuable in connection with any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or the Group, or with which the Company or the Group combines, shall not be counted against the number of shares reserved under the Plan.
5. Eligibility; Per-Person Award Limitations.
(a) Eligibility. The Committee shall have discretion to grant Awards under the Plan only to an individual who is (i) a director, an employee (including an executive officer), or a consultant of the Group, or (ii) a person who has been offered employment by the Group, provided that any grant to a prospective employee shall not be effective until such person has commenced employment with the Group. An employee on leave of absence may be considered as still in the employ of the Group for purposes of eligibility for participation in the Plan. In addition to the persons referred to in the first sentence of this Section 5(a), holders of awards granted by a company or business acquired by the Company or the Group, or with which the Company or Group combines, are eligible for grants of Awards under the Plan in assumption of or substitution for such previously granted awards.
(b) Per-Person Award Limitations.
(i) Stock-Based Awards. In the case of Awards that are denominated by reference to a number of shares, including but not limited to Options, SARs, Restricted Stock, RSUs, Bonus Stock, Dividend Equivalents, Other Stock-Based Awards, Performance Awards or Annual Incentive Awards, the maximum number of shares with respect to which such Awards may be granted to an eligible employee in any calendar year is 150,000 shares (subject to adjustment as provided in Section 10(c)). This limitation shall apply to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from, and not as a feature of, another Award.
(ii) Non-Employee Director Awards. In the case of Awards to non-employee directors, the maximum amount or value that may be granted in any calendar year (inclusive of cash compensation) shall not exceed $800,000.
6. Specific Terms Of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 6, subject to any additional requirements set forth in Section 8. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 10(e) and 10(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 10(j). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Maryland General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.
(b) Options. The Committee is authorized to grant Options under the Plan on the following terms and conditions:
(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, except as provided in Section 8(a).
(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements, subject to the requirements of Section 8(d)); the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to any limitations imposed by Code Section 409A or other applicable law), including, without limitation, cash, Stock, withholding of Stock deliverable upon exercise (i.e., “net exercise”), through broker-assisted “cashless exercise” arrangements, by delivery of other Awards or awards granted under other plans of the Company or the Group, or other property, or by any other method determined by the Committee; and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants upon Option exercise.
(iii) ISOs. The terms of any ISO granted under the Plan shall satisfy the requirements of Code Section 422. Any Option designated as an ISO which fails to satisfy all the requirements of Code Section 422 shall be treated as a non-qualified Option.
(c) Stock Appreciation Rights. The Committee is authorized to grant SARs under the Plan on the following terms and conditions:
(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise or settlement thereof, an amount payable in shares or cash equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, provided that such grant price shall not be lower than the Fair Market Value of the Company’s Stock on the grant date (except as provided in Section 8(a)).
(ii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine, at the date of grant or thereafter (subject to Sections 10(e) and 10(j)), the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements, subject to the requirements of Section 8(d)), the method of exercise, the time and method of settlement, the form of consideration payable in settlement (which may include cash, Stock, other property, or a combination thereof), and the method by or forms in which Stock will be delivered or deemed to be delivered to Participants.
(d) Restricted Stock. The Committee is authorized to grant Restricted Stock under the Plan on the following terms and conditions:
(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 8(d)), which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Award document, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any vesting, mandatory reinvestment or other requirement imposed by the Committee and further subject to the limitations imposed by Section 8(e)).
(ii) Forfeiture. Except as otherwise determined by the Committee (subject to the requirements of Section 8(d)), upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes (subject to the requirements of Section 8(d)).
(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of a Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock; that the Company retain physical possession of the certificates; and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv) Dividends and Splits. Subject to the limitations imposed by Section 8(e), the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, in either case subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee), subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee (subject to the limitations imposed by Section 8(e)), Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.
(e) Restricted Stock Units. An RSU entitles the Participant to receive one share of Stock (or the Fair Market Value of a share) at a specified time. The Committee is authorized to grant RSUs under the Plan on the following terms and conditions:
(i) Award and Restrictions. Issuance of Stock or payment of the cash or other property to which the Participant is entitled under the RSU Award will occur upon expiration of the vesting or deferral period specified for such Award by the Committee (or, if permitted by the Committee, as elected by the Participant). RSUs shall be subject to such restrictions on transferability, risk of forfeiture, vesting and other restrictions, if any, as the Committee may impose (subject to the requirements of Section 8(d)), which restrictions may lapse at the expiration of the any vesting or deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, cash, other Awards, or other property, or a combination thereof, as determined by the Committee at the date of grant or thereafter. The time and/or circumstances of such delivery shall be determined by the Committee subject to any limitations imposed by Code Section 409A.

(ii) Forfeiture. Upon termination of employment or service during the portion of the vesting or deferral period to which forfeiture conditions apply (as provided in the Award document evidencing the RSUs), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in an Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes (subject to the requirements of Section 8(d)). Notwithstanding the foregoing, the Committee shall have no authority to shorten or lengthen the deferral period specified for an RSU Award except as permitted under Code Section 409A.
(iii) Dividend Equivalents. Subject to the limitations imposed by Section 8(e), the Committee may determine whether or not an Award of RSUs shall entitle the Participant to receive Dividend Equivalents, and may require that Dividend Equivalents on the number of shares of Stock covered by an Award of RSUs shall be either (A) paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred as to payment for such period as specified by the Committee, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional RSUs, other Awards, or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as determined by the Committee). Unless otherwise determined by the Committee (subject to the limitations imposed by Section 8(e)), in the case of a dividend payable in Stock, the Dividend Equivalent on such dividend shall be credited as additional RSUs, which shall be subject to restrictions and a risk of forfeiture to the same extent as the RSUs with respect to which it was distributed and shall have the same deferral period as such RSUs.
(f) Bonus Stock. The Committee is authorized to grant Stock as a bonus. All Awards under this Section 6(f) shall be subject to such terms as shall be determined by the Committee (subject to the requirements of Sections 8(c), (d) and (e)).
(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents under the Plan which may be awarded on a free-standing basis or in connection with another Award (other than an Option or SAR). Subject to the limitations imposed by Section 8(e), the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or on a deferred basis (in each case subject to any limitations imposed by Code Section 409A). Deferred amounts may be deferred as a fixed dollar amount or may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles (including cash equivalents bearing a fixed or formula rate of interest as designated by the Committee), and shall be subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.
(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Stock; purchase rights for Stock; performance units or performance shares; Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee; and Awards valued by reference to the book value of Stock or the value of securities of (or the performance of) specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards (subject to Section 8). Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine (subject to Section 8).
(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.
7. Performance Awards, including Annual Incentive Awards.
(a) Performance Awards Generally. Performance Awards may be denominated as a cash amount or a number of shares of Stock which will be earned, and/or a specified number of Awards which will be granted, upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may constitute any other Award as a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and/or the vesting or timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, including, but not limited to, the criteria set forth in Section 7(b), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.
(b) Business Criteria. The business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company that may be used by the Committee in establishing performance goals for Performance Awards granted under this Section 7 include, but are not limited to, pre- or after-tax net earnings, sales or revenue, operating earnings, EBITDA, adjusted EBITDA, NIBIT

(net income before interest and taxes), operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, product development goals, compliance and regulatory goals, goals relating to acquisitions or divestitures, goals related to new technology, and any other objective measure deemed appropriate by the Committee. The performance goals may relate to the employee’s business unit or the performance of the Company as a whole, or any combination of the foregoing. Performance goals need not be uniform as among employees. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.
(c) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period specified by the Committee, which may be one year, or less or more than one year. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. At the time of establishing the performance goals, the Committee may specify the circumstances in which such Performance Awards shall be paid in the event of termination of the Participant’s employment prior to the end of the performance period, which may differ depending on the circumstances of the termination.
(d) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b) during the given performance period, as specified by the Committee in accordance with Section 7(c). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.
(e) Written Determinations. Prior to payment or settlement of each Award subject to this Section 7, the Committee shall certify in writing that the performance objective(s) relating to the Performance Award and other material terms of the Award upon which payment or settlement of the Award was conditioned have been satisfied.
(f) Settlement of Performance Awards. Settlement of Performance Awards may be in cash, Stock, other Awards or other property, as determined by the Committee during the time period specified in Section 7(c). The Committee may, in its discretion, reduce (but not increase) the amount payable in respect of a Performance Award subject to this Section 7.
(g) Annual Incentive Awards. The Committee may grant Annual Incentive Awards under the Plan.
(h) Adjustments to Performance Goals. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including the performance goals and amounts payable under Performance Awards and the amount of any unfunded Performance Award pool relating thereto) (i) in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 10(c), acquisitions and dispositions of businesses and assets, litigation or claim judgments or settlements, extraordinary items, and specified non-recurring charges or credits) affecting the Company, any subsidiary or affiliate or other business unit, and/or (ii) in response to changes in applicable laws, regulations, accounting principles, or tax rates.
8. Certain General Provisions Applicable To Awards.
(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or Group or any business entity to be acquired by the Company or Group, or any other right of a Participant to receive payment from the Company or Group, subject to any restrictions imposed by Code Section 409A. If two Awards are granted in tandem, a Participant may receive the benefit of one Award only to the extent he or she relinquishes the tandem Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Subject to any restrictions imposed by Code Section 409A, the Committee may grant substitute Awards in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or Group, or with which the Company or Group combines, with an exercise price or grant price per share of Stock below Fair Market Value as it determines appropriate to preserve the economic value of any such outstanding assumed or substituted awards.
(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, except that no Option or SAR shall have a term exceeding ten years.
(c) Form and Timing of Payment under Awards.
(i) Committee Discretion. Subject to the terms of the Plan and any applicable Award document and to the extent permitted under Code Section 409A, payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and/or cash may be paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 8(d) and 10(j). Subject to Section 10(j), the Committee may require installment or deferred payments (subject to Section 10(e)) or may permit a Participant to elect such payments (including extension of a deferral period) on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.
(ii) Distribution upon Unforeseeable Emergency. The Committee may provide in the Award document (but not after the date of the Award unless permitted under Code Section 409A) that in the event such Award is vested under the terms of the Award and no longer subject to a substantial risk of forfeiture, such Award shall be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Section 409A, subject to any restrictions on the timing or making of such distribution as may be imposed by the Committee in the Award document or by Section 409A.
(d) Minimum Vesting. Notwithstanding any provision in the Plan to the contrary and except as otherwise provided in an employment agreement in effect on the Effective Date between the Company (or other member of the Group) and a Participant, no portion of any Award that is denominated by reference to a number of shares shall vest prior to the first anniversary of the date of grant of the Award, provided, that (i) the following awards shall not be subject to the foregoing restriction (A) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company (or other member of the Group), (B) shares of Stock delivered in lieu of fully vested cash obligations, and (C) any additional Awards the Committee may grant, up to a maximum of 5% of the shares of Stock that are authorized for grant under the Plan, and (ii) the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of Involuntary Termination, a Change in Control or any transaction described in Section 10(c)(ii).
(e) Limitation on Payment of Dividends and Dividend Equivalents. Notwithstanding any provision in the Plan to the contrary, dividends or Dividend Equivalents otherwise payable on an unvested Award shall be accrued and be paid only at such time as the vesting conditions applicable to the underlying Award have been satisfied.
(f) Payment of Cash Awards. Unless the Committee provides otherwise, where an Award is payable in cash, such Award shall be paid by the subsidiary or affiliate that employs the Participant, with the payment obligation guaranteed by the Company.
9. Change in Control.
(a) Impact of a Change in Control. Unless otherwise provided by the Committee or in an employment agreement in effect on the Effective Date between the Company (or other member of the Group) and a Participant, in the event of a Change in Control, if (x) Awards granted under the Plan are continued or assumed or awards are made in substitution of outstanding Awards under the Plan by the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof, and (y) a Participant experiences an Involuntary Termination within twenty-four (24) months following such a Change in Control:
(i) such Awards that are Options or SARs shall become fully exercisable upon the date of such Participant’s Involuntary Termination, and
(ii) the restrictions still then in force and applicable with respect to any other such Awards (i.e., Awards other than Options and SARs) shall immediately lapse upon the date of the Participant’s Involuntary Termination, with any such Awards that are subject to performance criteria deemed to vest at the “target” level of performance.

(b) Committee Authority. Notwithstanding any provision in the Plan to the contrary and except as otherwise provided in an employment agreement in effect on the Effective Date between the Company (or other member of the Group) and a Participant, the Committee shall have the discretionary authority to determine the treatment of Awards in the event of a Change in Control.
(c) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred upon:
(i) the consummation of a sale or other disposition of all or substantially all of the assets of the Company to any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act other than a sale or disposition to an entity at least fifty percent (50%) of the combined voting power of all classes of voting stock of which are owned, directly or indirectly, by persons who owned the Company immediately prior to such sale or disposition; or
(ii) the date on which a majority of the members of the Board shall consist of persons other than Current Directors (which shall mean any member of the Board on the date of adoption of the Plan and any member of the Board whose nomination or election has been approved by a majority of the Current Directors then on the Board); or
(iii) the acquisition of the beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Exchange Act), of 50% or more of the total combined voting power of all classes of stock of the Company by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act; or
(iv) consummation of the merger or consolidation of the Company with another corporation or entity where stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation or entity.
Notwithstanding the foregoing, with respect to any Award which constitutes “nonqualified deferred compensation” under, and subject to, Code Section 409A, to the extent necessary to comply with the requirements of Code Section 409A, the term “Change in Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in the definition of “Change in Control”, and (ii) is a “change in control event” as that term is defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
10. General Provisions.
(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such (i) registration or qualification of such Stock or other required action under federal or state law, rule or regulation, (ii) listing or other required action with respect to any stock exchange or other market upon which the Stock or other securities of the Company are listed or quoted, or (iii) compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information, and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements, or other obligations. The application of this Section shall not extend the term of any Option or other Award. The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the Award holder for any loss caused by the implementation of this Section 10(a).
(b) Limits on Transferability. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of a Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, if and to the extent permitted by the Committee (after taking into account applicable securities laws), Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred by a Participant to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, subject to any terms and conditions which the Committee may impose in connection with such transfer (including limitations on the permissible categories of transferees) (subject to the limitation that in no circumstances may an Award be transferred by a Participant for consideration or value). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through a Participant shall be subject to all terms and conditions of the Plan and any applicable Award document, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee which are imposed by the Committee in connection with or as a condition to such transfer. Notwithstanding anything in this Section 10(b) or otherwise in the Plan to the contrary, in no event may an Award granted under the Plan be transferred for consideration or value.
(c) Adjustments. The Committee is authorized to make the following adjustments to outstanding Awards and/or limitations on future Awards:
(i) In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, sale of substantially all assets, liquidation, dissolution or other change in corporate structure or corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of benefits under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (A) the aggregate number and kind of shares of Stock or other property which may be delivered under the Plan, including the number of shares with respect to which ISOs may be granted, (B) the number and kind of shares of Stock or other property by which annual per-person Award limitations are measured under Section 5(b), (C) the number and kind of shares of Stock or other property which may be granted without minimum vesting requirements under Section 8(d), (D) the number and kind of shares of Stock or other property subject to or deliverable in respect of outstanding Awards, and (E) the exercise price, grant price or purchase price relating to any Award.
(ii) Upon (A) any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation or entity), (B) a sale of substantially all the assets of the Company, (C) the dissolution or liquidation of the Company, or (D) the disposition of a subsidiary, affiliate or business unit of the Company, the Committee may take such action as it in its discretion deems appropriate to (1) accelerate the time when awards vest, may be exercised and/or may be paid (subject to any limitations imposed by Code Section 409A); (2) cash out outstanding Awards through a payment of the in-the-money-value, if any, of the vested portion of such Awards (payable in cash, shares, or other property) at or immediately prior to the date of such event (it being understood that any Awards that are out-of-the-money may be cancelled without any consideration); (3) provide for the assumption of outstanding Options, SARs, and other Awards (as adjusted to reflect the transaction) by surviving, successor or transferee corporations; (4) provide that in lieu of Stock, Participants shall be entitled to receive the consideration they would have received in the transaction in exchange for such Stock (or the fair market value of such consideration in cash); and/or (5) provide that Options and SARs shall be exercisable for a period of at least ten business days from the date of receipt by Participants of a notice from the Company of such proposed event, following the expiration of which period any unexercised Options and SARs shall terminate.
(d) Tax Provisions.
(i) Tax Withholding. Whenever the value of an Award first becomes includible in an employee’s gross income for applicable tax purposes, the Company shall have the right to require the employee to remit to the Company, or make arrangements satisfactory to the Committee regarding payment of, an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate for such shares or the time of such income inclusion. Whenever under the Plan payments by the Company are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.
(ii) Use of Stock to Satisfy Tax Withholding Obligations. To the extent permitted by the Committee (in the Award document or otherwise), and subject to any terms and conditions imposed by the Committee, an employee entitled to receive Stock under the Plan may elect to have the employer’s withholding obligation for federal, state, and local taxes, including payroll taxes, with respect to such Stock satisfied (i) by having the Company withhold from the shares otherwise deliverable to the employee shares of Stock having a value equal to the amount of such withholding obligation with respect to the Stock or (ii) by delivering to the Company shares of unrestricted Stock. Alternatively, the Committee (in the Award document or subsequently) may require that a portion of the shares of Stock otherwise deliverable be withheld and applied to satisfy the statutory withholding obligations with respect to the Award.
(iii) Required Consent to and Notification of Code Section 83(b) Election. No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Code Section 83(b) or other applicable provision.
(iv) Requirement of Notification Upon Disqualifying Disposition of ISO. If any Participant makes any disposition of shares of Stock delivered pursuant to the exercise of an ISO in a disqualifying disposition within the meaning of Code Section 421(b), such Participant shall notify the Company of such disposition within ten days thereof.
(v) Disclaimer of Tax Treatment. Although the Company may endeavor to qualify an Award for favorable tax treatment (e.g. incentive stock options under Code Section 422) or to avoid adverse tax treatment (e.g. under Code Section 409A), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment. By accepting an Award, a Participant agrees to hold the Company, the Board, the Committee, and their respective delegees harmless for any liability under Code Section 409A.
(e) Amendment of the Plan and/or Awards. The Board may terminate the Plan prior to the termination date specified in Section 10(q), and may from time to time amend or suspend the Plan or the Committee’s authority to grant Awards under the Plan, and the Committee may amend outstanding Awards, in each case without the consent of stockholders or Participants, subject to the following limitations:
(i) Any amendment to the Plan that would materially increase the number of shares reserved for issuance or for which stockholder approval is required by applicable law or any stock exchange or market on which the Stock is listed or traded shall be subject to approval by the Company’s stockholders not later than the earliest annual meeting for which the record date is at or after the date of Board approval of such amendment.
(ii) No amendment or termination of the Plan or any Award may materially and adversely affect the rights of a Participant without the consent of the affected Participant. For the purposes of the preceding sentence, (A) actions that alter the timing of income or other taxation of a Participant will not be deemed material, and (B) adjustments of Awards permitted under Section 10(c) will not be considered amendments of such Awards.
(iii) Without stockholder approval, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange, or any cash buyouts or voluntary surrender of Options or SARs.
(iv) The Committee shall have no authority to waive or modify any provision of an Award after the Award has been granted to the extent the waived or modified provision would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.
Notwithstanding the foregoing provisions of this Section 10(e), the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding Awards without the consent of stockholders or Participants to the extent the Committee determines that such amendment is necessary or appropriate to comply with Code Section 409A.
Notwithstanding any other provision of the Plan or of any Award, the Committee shall have the right, in its sole discretion, to terminate (or provide for the termination of) the Plan and/or all or selected Awards, and distribute (or provide for the distribution of) the compensation deferred thereunder, within 12 months following the occurrence of a “Change in Control Event” as defined for purposes of Code Section 409A.
(f) Right of Setoff. To the extent permitted by applicable law, the Company (or Group) shall have the right to offset amounts payable under this Plan or under any Award against any amounts owed to the Company (or Group) by the Participant. By accepting any Award granted hereunder, a Participant agrees to any deduction or setoff under this Section 10(f).
(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock or cash pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and deposit therein cash, Stock, or other property, or make other arrangements to meet the Company’s obligations under the Plan, consistent with the “unfunded” status of the Plan.
(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the

Board or a committee thereof to adopt such other compensatory plans or incentive arrangements as it may deem desirable, including arrangements providing for the issuance of Stock; and such other arrangements may be either applicable generally or only in specific cases.
(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration or, in the discretion of the Committee, the lesser of such cash consideration or the then value of the Award. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(j) Compliance with Code Section 409A.
(i) For purposes of this Plan, references to an Award provision or an event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A or being subject to this Section 10(j) mean (i) for a 409A Award, that the provision or event will not cause a Participant to be liable for payment of interest or a tax penalty under Code Section 409A, and (ii) for a Non-409A Award, that the provision or event will not cause the Award to be treated as subject to Code Section 409A.
(ii) Notwithstanding any other provision of the Plan, the Company and the Committee shall have no authority to accelerate distributions with respect to 409A Awards in excess of the authority permitted under Code Section 409A.
(iii) Notwithstanding any provision of the Plan or any Award to the contrary, any amounts payable under the Plan on account of termination of employment to an Award holder who is a “specified employee” within the meaning of Code Section 409A which constitute “deferred compensation” within the meaning of Code Section 409A and which are otherwise scheduled to be paid during the first six months following the Award holder’s termination of employment (other than any payments that are permitted under Code Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the Award holder’s termination of employment (or until the Award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the Award holder in a lump sum. The “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Code Section 409A.
(iv) A termination of employment shall not be deemed to have occurred for purposes of any 409A Award under this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.
(v) For purposes of applying the provisions of Code Section 409A to this Plan and any Award granted hereunder, each separately identified amount to which a Participant is entitled under an Award shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under an Award shall be treated as a right to a series of separate payments.
(k) Governing Law; Consent to Jurisdiction. The Plan, any rules and regulations relating to the Plan, and any Award document under the Plan shall be construed in accordance with the laws of the State of Maryland (without giving effect to principles of conflicts of laws) and applicable provisions of federal law. Any dispute arising out of any award granted under the Plan may be resolved in any state or federal court located within the State of Maryland. Any Award granted under the Plan is granted on condition that the Award holder accepts such venue and submits to the personal jurisdiction of any such court.
(l) Awards to Participants Outside the United States. The Committee may, in its sole discretion, modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.
(m) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Participant the right to continue as a Participant or in the employ or service of the Company or Group, (ii) interfering in any way with the right of the Company or Group to terminate any Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving any person a claim to be granted any Award under the Plan, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until shares of Stock are duly issued or transferred to the Participant in accordance with the terms of an Award. Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated. Except as expressly provided in the Plan or an Award document, neither the Plan nor any Award document shall confer on any person other than the Company (or Group) and the Participant any rights or remedies thereunder.
(n) Invalidity of Provision. If any provision of the Plan or an Award document is finally held to be invalid, illegal, or unenforceable, the Committee shall have the right to modify the terms of affected Awards in such manner as it deems equitable in order to prevent unintended enrichment or dilution of benefits in light of the invalid, illegal or unenforceable provision.
(o) Compensation Recovery.
(i) Clawback Policies. Pursuant to Section 10D of the Exchange Act, The Nasdaq Stock Market (and any other national securities exchange) is required to adopt listing rules requiring the repayment of incentive-based compensation (as defined in Section 10D of the Exchange Act) received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, in accordance with Section 10D of the Exchange Act. In addition, all Awards under the Plan are subject to the provisions of any compensation recovery policy adopted by the Company or any similar policies contained in any employment agreement, award agreement, or similar agreement, or included in the Plan. In consideration of the receipt of an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by any Company policy relating to Section 10D of the Exchange Act and any other Company policy that may be adopted regarding compensation recovery, including to comply with any applicable law, government regulation, or national securities exchange requirement.
(ii) In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may in its sole discretion require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The amount recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Compensation Committee in its sole discretion. If the Compensation Committee cannot determine the amount of the excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the accounting restatement. The Compensation Committee will determine, in its sole discretion, the method for recovering the Incentive Compensation hereunder. Any determinations made by the Compensation Committee pursuant to this Section 10(o) shall be final and binding.
For purposes of this Section 10(o):
(A) “Incentive Compensation” means any Award (including cash-based and stock-based Awards and long-term and annual Awards) granted under the Plan; provided that, such Award is granted, earned or vested based wholly or in part on the attainment of a financial reporting measures; and
(B) “Covered Executive” means each current and former executive officer of the Group, as such term is defined in Rule 16a-1(f) under the Exchange Act.
Any right of recovery under this Section 10(o)(ii) is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of (A) any compensation recovery policy adopted by the Company or any similar policies contained in any employment agreement, award agreement, or similar agreement, or (B) any applicable law, government regulation, or stock exchange requirement.
(p) Plan Effective Date; Termination of Preexisting Plans. This Plan was originally adopted on June 14, 2017. The amended and restated Plan is effective as of [June 22], 2023 (“Effective Date”), if, and only if, stockholders of the Company have approved it at the annual meeting held on such date or any adjournment thereof.
(q) Plan Termination Date. No Awards shall be granted under the Plan after the date that is ten years from the Effective Date, but outstanding Awards granted prior to such date shall continue in accordance with their terms.

Appendix B –
Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this proxy statement contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this proxy statement include adjusted net earnings and the related adjusted per diluted share amounts. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.
Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)
	Year Ended December 31,
	2022	2021
Reconciliation of adjusted net earnings
GAAP net earnings	$105,367	$96,104
Expense related to a flash flood event(1)	—	—
Inventory valuation adjustment(2)	3,057	—
Amortization of intangible assets and finance lease(3)	27,816	25,584
Transaction and integration costs, ERP implementation costs, and unallocated legal fees(4)	3,109	1,264
Impairment charge(5)	—	1,675
Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts(6)	(512)	—
Income tax adjustment(7)	(8,306)	(8,003)
Adjusted net earnings	$130,531	$116,624
Adjusted net earnings per common share - diluted	$4.03	$3.57

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the twelve months ended December 31, 2022 and 2021.
Table 2
(unaudited)
	Year Ended December 31,
	2022	2021
Net income - as reported	$105,367	$96,104
Add back:
Provision for income taxes	28,382	29,129
Other expense	11,437	2,269
Depreciation and amortization	51,513	48,597
EBITDA	196,699	176,099
Add back certain items:
Non-cash compensation expense related to equity awards	13,224	10,802
Expense related to a flash flood event(1)	—	—
Inventory valuation adjustment(2)	3,057	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees(4)	3,109	1,264
Impairment charges(5)	—	1,675
Adjusted EBITDA	$216,089	$189,840
(1)
Expense related to a flash flood event: Expenses related to a flash flood event at our Verona, Missouri manufacturing site are expensed in our GAAP financial statements. We believe that excluding these costs from our non-GAAP financial measures is useful to investors because such expense is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(2)
Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company's cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(3)
Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(4)
Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5)
Impairment charge: An asset impairment charge in 2021 was related to convertible notes receivable. Impairment charge is expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is inconsistent in amounts and frequency causing comparison of current and historical financial results to be difficult.

(6)
Unrealized foreign currency gain on contingent consideration liability and net realized gain on foreign currency forward contracts: The unrealized foreign currency gain relates to the contingent consideration liability recorded in connection with Kappa acquisition and was recorded as other income in our GAAP financial statements. The net realized gain on foreign currency exchange forward contracts relates to four short-term foreign currency exchange forward contracts with JP Morgan Chase, N.A. in connection with the Kappa acquisition. These contracts did not qualify for hedge accounting and the net gain was recorded as other income in our GAAP financial statements. We believe that excluding these gains and losses from our non-GAAP financial measures is useful to investors because such income or expense are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(7)
Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

BALCHEM CORPORATION
5 PARAGON DRIVE
MONTVALE, NJ 07645

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on June 21, 2023 for shares held directly and by 11:59 p.m. Eastern Daylight Time on June 19, 2023 for shares held in Balchem Corporation's 401(k) Plan (the "Plan"). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V07891-P86729

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BALCHEM CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Director

Nominee:

	For	Against	Abstain
1a. David Fischer	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on whether an advisory vote to approve the compensation of the Company's named executive officers should occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 5:

	For	Against	Abstain
5. Approval of the Amended and Restated 2017 Omnibus Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

V07892-P86729

REVOCABLE PROXY
BALCHEM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 22, 2023

The undersigned hereby appoints Theodore L. Harris, C. Martin Bengtsson and Hatsuki Miyata, and each of them individually, as proxies for the undersigned, with full power of substitution in each of them, to attend and participate in the Annual Meeting of Shareholders of Balchem Corporation scheduled to be held on June 22, 2023, and at any postponement or adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting and otherwise represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting. Each proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his or her discretion upon such other business as may properly come before the Annual Meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, which are incorporated by reference. Receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement in connection with such Annual Meeting and the 2022 Annual Report to Shareholders is hereby acknowledged. The undersigned hereby revokes all proxies previously given by the undersigned to vote at this meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxies will vote: FOR the nominee for election as director named on this proxy card; FOR the ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for the fiscal year 2023; FOR approval of the compensation of our Named Executive Officers; ONE YEAR on the frequency of holding a "Say-on-Pay" vote; FOR the approval of the Amended and Restated 2017 Omnibus Incentive Plan; and in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side